Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and among

PFIZER INC.,

ANTIOCH MERGER SUB, INC. and

ARENA PHARMACEUTICALS, INC.,

Dated as of December 12, 2021

i

3.18.	Suppliers	33
3.19.	Foreign Corrupt Practices Act; Anti-Corruption; Sanctions	33
3.20.	FDA and Related Matters	34
3.21.	Healthcare Regulatory Compliance	36
3.22.	Data Privacy and Information Security	37
3.23.	Insurance	38
3.24.	Takeover Statutes	38
3.25.	Brokers	38
3.26.	Opinion of Financial Advisors	38
3.27.	Interested Party Transactions	38
3.28.	Information in the Proxy Statement	39

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		39

4.1.	Organization; Qualification	39
4.2.	Authority; Binding Nature of Agreement.	39
4.3.	No Conflict; Required Filings and Consents	39
4.4.	Litigation	40
4.5.	Brokers	40
4.6.	Sufficient Funds	40
4.7.	Merger Sub	41
4.8.	No Interested Stockholder	41
4.9.	No Other Representations or Warranties	41

SECTION 5 - COVENANTS AND OTHER AGREEMENTS		42

5.1.	Conduct of Business by the Company Pending the Merger	42
5.2.	No Solicitation	46
5.3.	Proxy Statement	49
5.4.	Stockholders Meeting	50
5.5.	Merger Sub	50
5.6.	Rule 16b-3 Matters	50
5.7.	Director Resignations	51

SECTION 6 - ADDITIONAL AGREEMENTS		51

6.1.	Nasdaq; Post-Closing SEC Reports	51
6.2.	Access to Information	51

6.3.	Public Disclosure	52
6.4.	Regulatory Filings; Reasonable Efforts	52
6.5.	Notification of Certain Matters; Litigation	55
6.6.	Indemnification	55
6.7.	401(k); Benefit Plans	57
6.8.	Employee Benefits	58
6.9.	State Takeover Laws	59
6.10.	FIRPTA Certificate	60
6.12.	Further Assurances.	60

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		60

7.1.	Conditions to Obligations of Each Party to Effect the Merger	60
7.2.	Additional Conditions to the Obligations of Parent and Merger Sub	61
7.3.	Additional Conditions to the Obligations of the Company	62
7.4.	Frustration of Closing Conditions	62

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER		62

8.1.	Termination	62
8.2.	Effect of Termination	64
8.3.	Fees and Expenses	65
8.4.	Amendment	65
8.5.	Waiver	65

SECTION 9 - MISCELLANEOUS		65

9.1.	No Survival	65
9.2.	Notices	66
9.3.	Entire Agreement	67
9.4.	Governing Law	67
9.5.	Binding Effect; No Assignment; No Third-Party Beneficiaries	67
9.6.	Counterparts and Signature	68
9.7.	Severability	68
9.8.	Submission to Jurisdiction; Waiver	68
9.9.	Service of Process	68
9.10.	Rules of Construction	69
9.11.	Specific Performance	69

9.12.	No Waiver; Remedies Cumulative	69
9.13.	Waiver of Jury Trial	70

Annexes
Annex I	Definitions
Annex II	Form of Certificate of Incorporation of the Surviving Corporation

Index of Defined Terms

Each defined term in this Agreement has the corresponding meaning, as applicable, set forth in Annex I or in the section of this Agreement set forth below:

Section

2021 Incentive Plan	Annex I
2022 Company RSU	2.4(c)
Adjusted RSU	2.4(c)
Affiliate	Annex I
Agreement	Preamble
Alternative Acquisition Agreement	5.2(c)
Anti-Corruption Laws	3.19(a)
Antitrust Laws	Annex I
Assignee	9.5(a)
Benefit Plan	3.11(a)
Book-Entry Share	2.1(c)
business day	Annex I
Bylaws	3.1
Capitalization Date	3.2(a)
CARES Act	Annex I
Certificate	2.1(c)
Certificate of Merger	1.2
Certificate of Incorporation	3.1
Closing	1.3
Closing Date	1.3
COBRA	3.11(g)
Code	2.5
Company	Preamble
Company 401(k) Plan	6.7
Company Acquisition Proposal	Annex I
Company Adverse Recommendation Change	Annex I
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Annex I
Company ESPP	2.4(f)
Company Intellectual Property	3.15(a)
Company Intervening Event	Annex I
Company Leased Real Property	3.16(b)
Company Material Adverse Effect	Annex I
Company Material Contract	3.14(a)
Company Option	2.4(a)
Company Option Grant Date	3.2(c)
Company Permits	3.10(a)
Company Preferred Stock	3.2(a)
Company Product	Annex I

v

Index of Defined Terms

Section

Company PRSU	2.4(d)
Company Requisite Vote	3.3(a)
Company RSU	2.4(b)
Company SEC Documents	3.5(a)
Company Stock Plans	2.4(a)
Company Stock Plan Awards	2.4(d)
Company Subsidiary	Annex I
Company Systems	3.15(r)
Computer Systems	Annex I
Confidentiality Agreement	Annex I
Consent	3.4(b)
Continuing Employee	6.8(a)
Contract	Annex I
Control	Annex I
Copyrights	Annex I
COVID-19	Annex I
Current D&O Insurance	6.6(c)
Customs & International Trade Authorizations	Annex I
Customs & International Trade Laws	Annex I
Delisting Period	6.1
DGCL	Recitals
Disclosing Party	6.4(c)
Dissenting Shares	2.3(a)
EDGAR	SECTION 3
Effective Time	1.2
Environmental Laws	Annex I
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.4(b)
Exchange Fund	2.2(a)
Excluded Benefits	6.8(a)
FCPA	Annex I
FDA	3.20(a)
Fee Schedule	3.15(c)
GAAP	3.5(a)
Good Clinical Practices	3.20(d)
Good Laboratory Practices	3.20(d)
Good Manufacturing Practices	3.20(e)
Government Official	Annex I
Governmental Authority	Annex I
Hazardous Materials	Annex I
Healthcare Laws	Annex I
HSR Act	Annex I
ICH	3.20(d)
IND	3.20(b)

Index of Defined Terms

Section

Indebtedness	Annex I
Indemnified Party	6.6(a)
Indemnified Parties	6.6(a)
Indemnifying Parties	6.6(b)
Intellectual Property	Annex I
Intellectual Property Agreement	Annex I
IT Systems	Annex I
Knowledge of the Company	Annex I
Labor Agreement	3.12(a)
Law	Annex I
Lease	3.16(b)
Lien	Annex I
Maximum Premium	6.6(c)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.1
Multiemployer Pension Plans	3.11(a)
Nasdaq	Annex I
Non-U.S. Benefit Plan	Annex I
Notice Period	5.2(d)
OFAC	Annex I
Order	Annex I
Outside Date	8.1(b)(ii)
Owned Company Intellectual Property	3.15(a)
Owned Registered Company Intellectual Property	3.15(b)
Parent	Preamble
Parent 401(k) Plan	6.7
Parent Material Adverse Effect	4.1
Parent Organizational Documents	Annex I
Parent Share Price	Annex I
Patents	Annex I
Paying Agent	2.2(a)
Pension Plans	3.11(a)
Permitted Lien	Annex I
Person	Annex I
Personal Information	Annex I
Post-Closing SEC Reports	6.1
Prior Plan	6.8(c)
Prior Stock Plans	Annex I
Proceedings	Annex I
Process	Annex I
Processing	Annex I
Proxy Statement	3.28
Receiving Party	6.4(c)

Index of Defined Terms

Section

Registered Company Intellectual Property	3.15(b)
Regulatory Approvals	6.4(a)(iii)
Regulatory Authority	Annex I
Reporting Tail Endorsement	6.6(c)
Representative	Annex I
Restraints	8.1(b)(i)
Reverse Termination Fee	8.2(c)
Sanctioned Country	Annex I
Sanctioned Person	Annex I
Sanctions	Annex I
Security Breach	Annex I
Sarbanes-Oxley Act	3.5(a)
SEC	SECTION 3
Securities Act	3.4(b)
Shares	2.1
Software	Annex I
Specified Letter	Annex I
Stockholders Meeting	5.4
Subsidiary	Annex I
Successor Plan	Section 6.8(c).
Superior Proposal	5.2(b)
Surviving Corporation	1.1(a)
Tax	Annex I
Tax Returns	Annex I
Taxes	Annex I
Termination Fee	8.2(b)
Trade Secrets	Annex I
Trademarks	Annex I
Union	3.12(a)
WARN Act	3.12(b)

AGREEMENT AND PLAN OF MERGER

PREAMBLE

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2021, is by and among Pfizer Inc., a Delaware corporation (“Parent”), Antioch Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Arena Pharmaceuticals, Inc. (the “Company”), a Delaware corporation.

RECITALS

WHEREAS, each of the board of directors of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) in accordance with the Delaware General Corporation Law (“DGCL”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders; (ii) approved and declared it advisable to enter into this Agreement; (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Stockholders Meeting (as defined below); and (iv) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth herein (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1- THE MERGER

1.1.         The Merger.

(a)          On the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub will consummate the Merger in accordance with the DGCL, such that, at the Effective Time, (i) Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease, (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Delaware, (iii) the corporate existence of the Company with all its rights, privileges, powers and franchises will continue and (iv) the Company will succeed to and assume all the rights and obligations of Merger Sub.  The corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.”  The Merger will have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will be the debts, liabilities and duties of the Surviving Corporation.

(b)          At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to be as set forth in Annex II and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The name of the Surviving Corporation will be Arena Pharmaceuticals, Inc.

(c)          At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub will be deemed to be references to the Surviving Corporation, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.2.         Effective Time.  Parent, Merger Sub and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger will become effective on the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time referred to as the “Effective Time.”

1.3.         The Closing.  On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the closing of the Merger (the “Closing”) will occur at 9:00 a.m. New York time on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in SECTION 7 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) (the date on which the Closing occurs, the “Closing Date”), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto.

1.4.          Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected, designated or qualified, or until their earlier death, disqualification, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.5.         Subsequent Actions.  At and after the Effective Time, the Merger will have the effects set forth in the DGCL.  If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right and title to, or interest in, any of the rights, properties or assets of either the Company or Merger Sub held or to be held by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right and title to, or interest in, such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2- CONVERSION OF SECURITIES

2.1.         Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock of the Company, par value $0.0001 per share (the “Shares”), or any shares of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”):

(a)          Merger Sub Common Stock.  Each issued and outstanding share of Merger Sub Common Stock will be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)          Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Merger Sub will automatically be cancelled and retired and will cease to exist, and no consideration will be payable in exchange therefor.

(c)          Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $100 (the “Merger Consideration”).  From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate share (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or transfer of such Book-Entry Share in accordance with Section 2.2.

2.2.         Exchange of Certificates.

(a)          Paying Agent.  Parent will designate Computershare Trust Company, N.A. or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of the Shares will become entitled in accordance with Section 2.1(c).  The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. Parent will cause the Surviving Corporation to provide to the Paying Agent on a timely basis, promptly after the Effective Time (and no later than the same day as the Effective Time occurs to the extent that the Effective Time is before 1:00 p.m. New York time, or else, the next business day) and as and when needed after the Effective Time, cash necessary to pay for the Shares converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”).  If the Exchange Fund is inadequate to pay the amounts to which holders of the Shares are entitled in accordance with Section 2.1(c), Parent will promptly deposit, or cause the Surviving Corporation promptly to deposit, additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation will in any event be liable for payment thereof.  The Paying Agent may invest the cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments will be paid to Parent.

(b)          Exchange Procedures.  Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Paying Agent will mail to each holder of record of a Certificate, which immediately prior to the Effective Time represented outstanding Shares, whose shares were converted in accordance with Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 2.5) for each Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be cancelled.  Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.  Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this SECTION 2.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the Merger Consideration will upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent will cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Share, and the Book-Entry Shares of such holder will forthwith be cancelled.

(c)          Transfer Taxes.  If any payment in accordance with the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition of payment that (i) the Certificate or Book-Entry Shares surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.  None of Parent, Merger Sub and the Surviving Corporation will have any liability for the transfer Taxes and other similar Taxes described in this Section 2.2(c) under any circumstances.

(d)          Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company will be closed and, thereafter no further registration of transfers of Shares will be made on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except as otherwise provided for herein or by Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, then they will be cancelled and exchanged as provided in this SECTION 2.

(e)          Termination of Exchange Fund; No Liability.  At any time following six (6) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon.  Nonetheless, none of Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)         Lost Certificates.  If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3.          Dissenting Shares.

(a)        Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has complied with Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal.  From and after the Effective Time, a stockholder who has properly exercised such appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided in accordance with Section 262 of the DGCL.  A holder of Dissenting Shares will be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, in which case such Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or Book-Entry Shares, in accordance with Section 2.2.

(b)          The Company will give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other communications received by the Company relating to rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal.  Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4.         Company Incentive Plans.

(a)          As of the Effective Time, each option to purchase Shares (each, a “Company Option”) granted by the Company under each of the Company’s 2021 Incentive Plan and Prior Stock Plans (collectively, the “Company Stock Plans”) that is outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company Option or cancellation thereof except as provided in the following sentence.  In full satisfaction of the cancellation of each Company Option described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay, in accordance with the general payroll practices of the Surviving Corporation, to the holder of such Company Option, an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, multiplied by (ii) the number of Shares then subject to such Company Option (such payments, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest).  For the avoidance of doubt, no consideration will be paid with respect to any Company Option that has a per-share exercise price that is greater than, or equal to, the Merger Consideration.  As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company Options other than the rights of a holder to receive any payment contemplated by this Section 2.4(a).

(b)          As of the Effective Time, each restricted stock unit subject to vesting conditions based solely on continued employment or service to the Company or any of its Subsidiaries granted by the Company under a Company Stock Plan other than any restricted stock units granted after the date hereof (each, a “Company RSU”) that is unvested and outstanding as of immediately prior to the Effective Time will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company RSU or cancellation thereof except as provided in the following sentence.  In full satisfaction of the cancellation of each Company RSU  described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay, in accordance with the general payroll practices of the Surviving Corporation, to the holder of such Company RSU, an amount in cash in respect thereof equal to the Merger Consideration (such payments, if any, to be net of applicable

Taxes withheld in accordance with Section 2.5 and without interest).  As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company RSUs other than the rights of a holder to receive any payment contemplated by this Section 2.4(b).

(c)          As of the Effective Time, each restricted stock unit subject to vesting conditions based solely on continued employment or service to the Company or any of its Subsidiaries granted by the Company after the date hereof under the 2021 Incentive Plan (each, a “2022 Company RSU”) that is unvested and outstanding as of immediately prior to the Effective Time will be substituted automatically with a Parent restricted stock unit with respect to that number of shares of Parent Common Stock (each, an “Adjusted RSU”) that is equal to the product obtained by multiplying (i) the total number of Shares subject to the 2022 Company RSU immediately prior to the Effective Time by (ii) the RSU Exchange Ratio, with any fractional shares rounded to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to such 2022 Company RSU immediately prior the Effective Time (including vesting terms, and including any acceleration of vesting provisions applicable to such 2022 Company RSU set forth in Section 5.01(b)(C) of the Company Disclosure Letter). For the purposes of this Section 2.4(c), the “RSU Exchange Ratio” is equal to (i) the Merger Consideration, divided by (ii) the Parent Share Price.

(d)         Immediately prior to the Effective Time and subject to consummation of the Merger, each restricted stock unit granted by the Company under a Company Stock Plan that is subject to performance-based vesting conditions granted by the Company under a Company Stock Plan (each, a “Company PRSU”, and, together with the Company Options, Company RSUs, and 2022 Company RSUs, the “Company Stock Plan Awards”) that is unvested and outstanding as of immediately prior to the Effective Time will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company PRSU or cancellation thereof except as provided in the following sentence.  In full satisfaction of the cancellation of each Company PRSU described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay, in accordance with the general payroll practices of the Surviving Corporation, to the holder of such Company PRSU (with all the performance-based vesting conditions associated with such Company PRSU being deemed achieved at the greater of actual completed performance at the Effective Time or at target for any Company PRSU), an amount in cash in respect thereof equal to the Merger Consideration (such payments, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest).  As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company PRSUs other than the rights of a holder to receive any payment contemplated by this Section 2.4(d).

(e)          As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock of the Company or any Company Subsidiary will be cancelled.  As of the Effective Time, the RSUs granted after the date hereof will be substituted by Parent RSUs under Parent’s 2019 Stock Plan. The Company will take, or cause to be taken, all actions necessary to effectuate this Section 2.4, including sending any requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel, as described in Sections 2.4(a), Section

2.4(b) and Section 2.4(d), all Company Options, Company RSUs and Company PRSUs so as to ensure that, after the Effective Time, no Person will have any rights under the Company Stock Plans other than rights to receive the payments, if any, contemplated by Section 2.4(a), 2.4(b) or 2.4(d). Parent shall take all actions as are reasonably necessary for the substitution and conversion of the 2022 Company RSUs pursuant to Section 2.4(c).  The Company and Parent each will provide the other with copies of all such notices, resolutions and other materials in connection with their respective obligations prior to Closing for its reasonable review and comment prior to distribution.

(f)          As soon as practicable after the date hereof, the Company Board of Directors (or, if appropriate, the committee administering the Company’s 2019 Employee Stock Purchase Plan (the “Company ESPP”)) will pass such resolutions and take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on date of this Agreement; and (iii) each purchase right issued pursuant to the Company ESPP shall be fully exercised not later than the earlier of (A) the last day of the applicable purchase period or (B) five (5) business days prior to the Effective Time, and, immediately following such purchases, contingent upon the consummation of the Merger, the Company ESPP will terminate.

2.5.        Withholding.  Each of Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement or any ancillary agreement to any holder or former holder of Shares, or Company Stock Plan Awards, in each case, directly or through an authorized payroll agent, such amounts as are required to be deducted or withheld therefrom in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or non-U.S. Tax Law.  To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement and any other agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Any amount so withheld will timely be remitted to the appropriate Governmental Authority.  Notwithstanding anything to the contrary in this Agreement, any compensatory amounts payable pursuant to or as contemplated by this Agreement will be remitted by the applicable payer to the Company for payment through the Company’s or a Company Subsidiary’s payroll procedures in accordance with applicable Law.

SECTION 3- REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the particular section or subsection of the Company Disclosure Letter referenced therein (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure) or (b) other than with respect to Sections 3.1, 3.2, 3.3, 3.4 (except to the extent a Company Material Contract was filed as an exhibit to any of the Company SEC Documents) and 3.5, as disclosed in the Company SEC Documents filed or furnished with the Securities and Exchange Commission (the “SEC”) by the Company prior to the date of this Agreement (but, in each case, excluding any disclosure contained under the heading “Risk Factors”

or in any “forward-looking statements” disclaimer or any other precautionary forward-looking statements or other forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1.         Organization; Qualification.  The Company and each Company Subsidiary is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated.  The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect.  True and correct copies of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), each as amended and in effect as of the date of this Agreement, have been made available to Parent and are in full force and effect, and the Company is not in violation of any of the provisions thereof.  The organizational or governing documents of each of the Company Subsidiaries are in full force and effect, and none of the Company Subsidiaries is in material violation of any of the respective provisions thereof.

3.2.         Capitalization; Subsidiaries.

(a)         As of the close of business on December 10, 2021 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 147,000,000 Shares, 61,386,558 of which were issued and outstanding and none of which were held by the Company as treasury stock and (ii) 7,500,000 shares of preferred stock of the Company, par value $0.0001 per share (“Company Preferred Stock”), no shares of which were issued and outstanding.  There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding.  As of the close of business on the Capitalization Date, there were (A) outstanding Company Options to purchase 8,183,210 Shares, (B) 690,983 outstanding Company RSUs, (C) 367,542 outstanding Company PRSUs (including any Threshold PRSUs, Target PRSUs and Maximum PRSUs (under the applicable award agreement)), (D) rights to purchase a maximum of 47,798 Shares pursuant to the Company ESPP were outstanding (determined based on the fair market value of a Share on the first day of the current offering period) and (E) 2,834,830 Shares reserved for future issuance under the Company Stock Plans.  Since the close of business on the Capitalization Date and except as disclosed on Section 3.2(a) of the Company Disclosure Letter, there has been no issuance or grant of any Shares, Company Preferred Stock or any other securities of the Company, other than any de minimis issuances of Shares or other securities in accordance with the exercise, vesting or settlement, as applicable, of any Company Stock Plan Awards outstanding as of the close of business on the Capitalization Date in accordance with the Company Stock Plan Awards and disclosed on Section 3.2(a) of the Company Disclosure Letter.

(b)          All of the issued and outstanding Shares have been, and all of the Shares that may be issued in accordance with any of the Company Stock Plan Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, non-assessable and free of preemptive rights.  The Company has made available to Parent correct and complete copies of each Company Stock Plan and the forms of stock option, restricted stock and restricted stock unit agreements evidencing the Company Stock Plan Awards, and with respect to the foregoing forms, other than differences with respect to the number of Shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains terms that are not consistent with, or in addition to, such forms.

(c)          Section 3.2(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Stock Plan Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Shares issuable thereunder, (iii) the exercise price or strike price (if any) relating thereto, (iv) the grant date, (v) the applicable vesting or exercisability schedule, (vi) the amount vested (or exercisable) and outstanding and the amount unvested (or not exercisable) and outstanding and (vii) the Company Stock Plan in accordance with which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board of Directors (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents.  No Company Option has been granted with a per share exercise price less than the fair market value of a Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the Code.  Each grant of a Company Stock Plan Award was made in accordance with, to the extent applicable, (A) the applicable Company Stock Plan, (B) all applicable securities Laws and any applicable listing and governance rules and regulations of Nasdaq, (C) the Code and (D) all other applicable Laws.  The Company has the requisite power and authority, in accordance with the applicable Company Stock Plan, the applicable award agreements and any other applicable contract, to take the actions contemplated by Section 2.4 and the treatment of Company Stock Plan Awards and described in Section 2.4, as of the Effective Time, will be binding on the holders of Company Stock Plan Awards.  All of the outstanding Shares have been issued pursuant to an effective registration statement filed in accordance with the federal securities Laws or an appropriate exemption therefrom.  No Company Subsidiary owns any securities of the Company.

(d)        As of the date of this Agreement, other than the Company Stock Plan Awards, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any Company Subsidiary to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other securities of, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary, or any securities representing the right to purchase or otherwise receive any other securities of the Company or any Company Subsidiary, (iii) agreements with any Person to which the Company or any Company Subsidiary is bound by anything (A) restricting the transfer of the securities of the Company or any Company Subsidiary or (B) affecting the voting rights of securities of the Company or any Company Subsidiary (including stockholder agreements, voting trusts or similar agreements) or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any Company Subsidiary, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any Company Subsidiary is bound, in each case, in accordance with which any Person is entitled to receive any payment from the Company or any Company Subsidiary based in whole or in part on the value of any securities of the Company or any Company Subsidiary.  The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.

(e)        Each Company Subsidiary existing on the date of this Agreement is listed on Section 3.2(e) of the Company Disclosure Letter.  The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests in each such Subsidiary, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests of each of the Company Subsidiaries are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  The Company has made available to Parent correct and complete copies of the currently effective corporate or other organizational documents for each Company Subsidiary.  Except as set forth in Section 3.2(e) of the Company Disclosure Letter, other than investments in cash equivalents (and ownership by the Company or any Company Subsidiary of securities of any other Company Subsidiary), neither the Company nor any Company Subsidiary (i) owns directly or indirectly any securities or (ii) has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(f)           All dividends or distributions on any securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.

3.3.         Authority Relative to Agreement.

(a)          The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all requisite action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than the approval of the holders of a majority of the outstanding Shares entitled to vote on such matters at the Stockholders Meeting (the “Company

Requisite Vote”).  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)        The Company Board of Directors has, by resolutions unanimously adopted by the Company Board of Directors, (i) determined that the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders; (ii) approved and declared it advisable to enter into this Agreement; (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Stockholders Meeting; and (iv) subject to the terms and conditions of this Agreement, resolved to make the Company Board Recommendation. As of the date of this Agreement, the Company Board Recommendation has not been amended, rescinded, or modified.

3.4.         No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with this Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming compliance with and that the Consents, registrations, declarations, filings and notices referenced in Section 3.4(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any contract to which the Company or any Company Subsidiary is a party (other than a Benefit Plan) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii) above, that has not had, and will not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) compliance with applicable rules and regulations of Nasdaq, (iv) as may be required pursuant to Antitrust Laws, and (v) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and will not have, individually or in the aggregate, a Company Material Adverse Effect.

3.5.         Company SEC Documents; Financial Statements.

(a)          Since January 1, 2019, the Company has timely filed with, or furnished to, the SEC all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed or furnished pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (the “Company SEC Documents”). Correct and complete copies of all Company SEC Documents are publicly available on EDGAR.  To the extent that any Company SEC Document filed (including by incorporation by reference) after January 1, 2019 available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each Company SEC Document has complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, was filed in accordance with the Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.  As of the date of this Agreement, no amendments or modifications to the Company SEC Documents are required to be filed with, or furnished to, the SEC.  All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted in accordance with Form 10-Q, 8-K or any successor form under the Exchange Act) and (iv) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and the cash flows of the Company and its consolidated Subsidiaries, as applicable, as of the times and for the periods referenced therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments). No

Company Subsidiary is required to file or furnish any form, report or other document with the SEC. Section 3.5(a) of the Company Disclosure Letter sets forth all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 promulgated under the Securities Act.

(b)          Prior to the date of this Agreement, the Company has delivered or made available to Parent correct and complete copies of all comment letters from the SEC since January 1, 2019 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto to the extent such correspondence is not available on EDGAR. No comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents remain outstanding or unresolved, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(c)          The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance with respect to the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company Board of Directors (and made available to Parent a summary of the important aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Except as set forth in Section 3.5(c) of the Company Disclosure Letter, since January 1, 2021, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(d)          The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits in accordance with the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required in accordance with the Exchange Act with respect to such reports.

(e)         As of the date of this Agreement, no SEC Proceedings are pending or threatened in writing, in each case, with respect to any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director or executive officer of the Company or any Company Subsidiary.  Since January 1, 2019, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted.

(f)          Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete.  “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.  The parties hereto agree that failure of the Company’s chief executive officer or chief financial officer to provide an unqualified certification in any certification required to be filed with any document filed with the SEC after the date of this Agreement will constitute an event that has a Company Material Adverse Effect.  The Company does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g)          Since January 1, 2019, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary.

(h)          Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

3.6.        Absence of Certain Changes or Events.  Since January 1, 2021, through the date of this Agreement, (a) the respective businesses of the Company and each Company Subsidiary have been conducted in all material respects in the ordinary course of business consistent with past practice, other than (i) reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by Governmental Authorities in connection with the COVID-19 pandemic and (ii) discussions and negotiations related to this Agreement or other potential strategic transactions, (b) the Company has not had a Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken without the consent of Parent after the date of this Agreement, would have constituted a breach of Section

5.1(b) (other than clause (N) solely with respect to the entry into or amendment of any Company Material Contract).

3.7.        No Undisclosed Liabilities.  Other than liabilities or obligations (a) as (and to the extent) reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2021, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021, (b) incurred pursuant to the terms of this Agreement or (c) incurred in the ordinary course of business consistent with past practice since September 30, 2021, neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

3.8.        Litigation.  As of the date of this Agreement, (a) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary, and (b) to the Knowledge of the Company, no Order is outstanding against, or involving, the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary that, in the case of each of clauses (a) and (b) above in this Section 3.8, (i) is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and any Company Subsidiary, taken as a whole, or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby.  Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

3.9.       Product Liability.  To the Knowledge of the Company, there is no material design defect, nor any failure to warn, nor any breach of any guarantee, warranty, or indemnity with respect to any Company Products now or previously designed, tested, sold, manufactured, distributed or delivered by the Company or any Company Subsidiary.  There are no claims or other Proceedings pending or threatened in writing alleging that the Company or any Company Subsidiary has any liability (whether in negligence, breach of warranty, strict liability, failure to warn, or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to, or use of any Company Products.

3.10.      Permits; Compliance with Laws.

(a)          (i) The Company and each Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, clearances, orders and other authorizations, including any supplements and amendments thereto, necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties and assets in accordance with all Laws or to carry on their respective businesses in accordance with all Laws (the “Company Permits”) except where the failure to obtain or have any such Company Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) all such Company Permits are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect, (iii) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit and (iv) no modification, suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened.  The consummation of the transactions contemplated hereby, will not cause the revocation or cancellation of any Company Permit that is material to the Company.

(b)          The Company and each Company Subsidiary are, and have been since January 1, 2019, in compliance with (i) all Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not been, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby.

(c)          Since January 1, 2019, neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority or other Person asserting that the Company or any Company Subsidiary is, or is suspected of, alleged to be or under investigation for being, not in compliance in all material respects with any Laws or Company Permits, except any such non-compliance that would not be reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

3.11.       Employee Benefit Plans.

(a)         Section 3.11(a) of the Company Disclosure Letter contains a correct and complete list of each material Benefit Plan.  “Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plans”), other than any Benefit Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (the “Multiemployer Pension Plans”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), (iii) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); and (iv) each other benefit plan, policy, program, agreement or arrangement, including but not limited to any bonus, commission, deferred compensation, severance, separation, vacation, paid time off, retention, change in control, transaction, tax gross-up, employment, offer letter, individual independent contractor or consulting, pension, profit-sharing, retirement, insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, incentive or equity compensation or other equity or equity-based compensation, deferred compensation, welfare-benefit, or fringe benefit plan, program, policy, agreement, arrangement or practice (excluding at-will agreements that may be terminated without severance) sponsored, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former employees, officers, directors, individual consultants or individual independent contractors of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or can reasonably be expected to have any liability, contingent or otherwise.  With respect to each material Benefit Plan, the Company has delivered or made available to Parent and Merger Sub correct and complete copies of, to the extent applicable, (A) the plan document (including all amendments thereto) or a written description if such Benefit Plan is not otherwise in writing; (B) the three (3) most recent annual reports on Form 5500 and all schedules thereto, (C) the most recent summary plan description and summary of material modifications, as well as all similar employee communications, (D) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement documents relating to such Benefit Plan, (E) the most recent actuarial report, financial statement or valuation report, (F) a current Internal Revenue Service opinion or favorable determination letter, (G) all material correspondence to or from any Governmental Authority relating to such Benefit Plan for the three (3) most recent plan years and (H) all discrimination tests for each Benefit Plan for the three (3) most recent plan years. “ERISA Affiliate” means each trade or business, whether or not incorporated, that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer,” with the Company or any Company Subsidiary within the meaning of Section 4001 of ERISA or Section 414 of the Code.

(b)          Each Benefit Plan is and has at all times been maintained, operated and administered in accordance with its terms and in compliance in all material respects with Law, including ERISA and the Code.  Each Benefit Plan has been administered, maintained, and operated in all material respects in both documentary and operational compliance with Section 409A of the Code to the extent applicable.

(c)         Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification or result in material liability to the Company.

(d)          None of the Benefit Plans is, and none of the Company, any Company Subsidiary or any ERISA Affiliate has, in the past six (6) years, sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA), (iii) a welfare benefit fund (as such term is defined in Section 419 of the Code) or (iv) a Multiemployer Pension Plan.  There are no material unpaid contributions due with respect to any Benefit Plan that are required to have been made in accordance with such Benefit Plan, any related insurance contract or any Law, and all material contributions due have been timely made, or to the extent not yet due, have been properly accrued on the applicable balance sheet in accordance with the applicable Benefit Plan and Law.  There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of ERISA to the Company, any Company Subsidiary or, following the Effective Time, the Surviving Corporation.

(e)          Neither the Company nor any Company Subsidiary has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, Company Subsidiary or the Surviving Corporation to any material Tax or material penalty.

(f)         With respect to any Benefit Plan, there is no Proceeding pending or threatened in writing, with or by a current or former participant, employee, officer, director or other individual service provider of the Company, the Internal Revenue Service, the U.S.  Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, that would reasonably be expected to subject the Company, any Company Subsidiary or the Surviving Corporation to any material liability.

(g)          Neither the Company nor any Company Subsidiary has any obligation to provide any post-termination health or welfare benefits (whether or not insured) to current or former employees, officers, directors or individual service providers, except as specifically required by Part 6 of Title I of ERISA for which the covered Person pays the full premium cost of coverage.

(h)          Except as otherwise provided in Section 3.2, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, either alone or in combination with any termination of employment or service (or other event or occurrence), could (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such Persons, (ii) materially increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary, (iii) require a contribution or funding by the Company or any Company Subsidiary to a Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Benefit Plan following the Effective Time or (vi) result in the payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)          No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any Company Subsidiary with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.

(j)          Neither the Company, any Company Subsidiary nor any ERISA Affiliate has used the services or workers provided by third Person contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code).

(k)          Each Non-U.S. Benefit Plan (i) if intended to qualify for special Tax treatment under applicable Law, satisfies all requirements to obtain such Tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law, and (iii) has been maintained in compliance in all respects with applicable Law, in each case, in all material respects. Except as set forth in Section 3.11(k) of the Company Disclosure Letter, no Non-U.S. Benefit Plan is in the nature of a defined benefit pension plan.

(l)          Neither the Company nor any Company Subsidiary has made any election to defer payroll Taxes, or otherwise permit the deferral of payroll Taxes, under the CARES Act or other applicable law.

3.12.       Labor Matters.

(a)          (i) No labor disruptions or organizing activities (including any strike, labor dispute, work slowdown, work stoppage, picketing or lockout) are pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, nor has any such disruption or activity occurred during the three (3) years prior to the date of this Agreement, (ii) neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any labor, collective bargaining, works council or similar agreement (each, a “Labor Agreement”), (iii) none of the employees of the Company or any Company Subsidiary is represented by any labor union, works council, employee representative group or similar organization (each, a “Union”) with respect to his or her employment with the Company or any Company Subsidiary and (iv) no petition has been filed or proceedings instituted by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board or other Governmental Authority seeking recognition of any Union and no demand for recognition of any employees of the Company or any Company Subsidiary has been made by, or on behalf of, any Union.  No notice, consent or consultation obligations with respect to any employees of Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)         The Company and each Company Subsidiary are, and since January 1, 2019 have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, affirmative action, terms and conditions of employment, consultation with employees, immigration, wages, hours (including overtime and minimum wage requirements), compensation, workers’ compensation, unemployment insurance, classification of employees and individual independent contractors, employee leaves of absence, occupational safety and health, and collective or mass layoffs and plant closings.  Neither the Company nor any Company Subsidiary has taken any action since January 1, 2019, that would (i) constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law or (ii) otherwise trigger any liability or obligations under the WARN Act or any similar state, local or foreign Law.

(c)         There is not, and since January 1, 2019 there has been no, (i) Proceeding pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority with respect to the Company or any Company Subsidiary concerning employment-related matters or (ii) Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary.

(d)          Except as set forth on Section 3.12(d) of the Company Disclosure Letter, no executive officer or, to the Knowledge of the Company, employee at the level of Vice President and above of the Company or any Company Subsidiary (i) is subject to any non-competition, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person in conflict with the present and proposed business activities of the Company and each Company Subsidiary, except agreements between the Company or any Company Subsidiary or (ii) to the Knowledge of the Company, is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or any Company Subsidiary or the use of trade secrets and proprietary information.

(e)       Except as set forth on Section 3.12(e) of the Company Disclosure Letter, all employees of the Company have provided appropriate documentation demonstrating their authorization to work in the jurisdiction in which they are working. Each Person who requires a visa, employment pass or other required permit to work in the jurisdiction in which he or she is working has produced a current visa, employment pass or such other required permit to the Company or the applicable Company Subsidiary.

(f)          The Company has provided to Parent correct and complete information as to each individual (on a no-name basis): current job title, date of hire, location, status as active or inactive, whether such individual is on a time limited visa, base pay, bonus target, whether such position is full or part time, exempt or non-exempt classification (for U.S. employees) and leave status and expected return date for (i) all current employees of the Company and each Company Subsidiary, (ii) each other individual who has accepted an offer of employment made by the Company or one of its Subsidiaries but whose employment has not yet commenced, and (iii) each other individual to whom an offer of employment is outstanding by the Company or one of its Subsidiaries.

(g)          No current officer, director or employee of the Company or any Company Subsidiary at the level of Vice President or above or group of employees of the Company or any Company Subsidiary (i) to the Knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate his or her employment with the Company or any Company Subsidiary within the twelve (12) month period following the date of this Agreement, or (ii) has been the subject of any workplace sexual harassment, sexual assault, sexual discrimination or other misconduct allegations in connection with his or her employment with the Company or any Company Subsidiary.

(h)        The Company and each Company Subsidiary are and have been in compliance in all material respects with any and all “stay-at-home” orders or similar directives issued by state or local executive authorities applicable to any employees of the Company or any Company Subsidiary.  The Company has not implemented any reductions in hours, furloughs, or salary reductions that would reasonably be expected to (i) cause any employee currently classified as “exempt” under applicable federal and state law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, state, or local minimum wage.  Except for actions set forth on Section 3.12(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has taken advantage of the special distribution options and other relief provided with respect to tax-qualified retirement plans under Section 2202 of the CARES Act.

3.13.       Taxes.

(a)          The Company and each Company Subsidiary have (i) duly and timely filed, or caused to be duly and timely filed (taking into account any extension of time within which to file), all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are correct and complete in all material respects and (ii) paid all income and other material Taxes due and owing (whether or not shown on such Tax Returns).

(b)          The unpaid Taxes of the Company and each Company Subsidiary did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto).  The Company and each Company Subsidiary have not since the date of their most recent consolidated financial statements incurred any material liability for Taxes other than in the ordinary course of business.

(c)       There are no pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority with respect to Taxes of or with respect to the Company or any Company Subsidiary.  No deficiencies for Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Governmental Authority that have not been fully paid, settled or withdrawn.  Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect.  Since January 1, 2019, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(d)          All material Taxes that the Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose.  The Company and each Company Subsidiary has complied in all material respects with the reporting and recordkeeping requirements associated with such withholding and collection.

(e)        There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements with respect to material Taxes of the Company or of any Company Subsidiary that will remain in effect or apply for any period after the Effective Time.

(f)          Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made prior to the Effective Time, (ii) any prepaid amount received on or prior to the Effective Time, (iii) an election under Section 965(h)

of the Code or (iv) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made prior to the Effective Time.  Neither the Company nor any Company Subsidiary has any excess loss account described in Treasury Regulations in accordance with Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law).

(g)         Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any Company Subsidiary), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person (other than Taxes of the Company or any Company Subsidiary) in accordance with Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract (other than an agreement or arrangement exclusively between or among the Company and any Company Subsidiary or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(h)       Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and any Company Subsidiary or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or any Company Subsidiary.

(i)          There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than those described in clause (a) of the definition of “Permitted Lien.”

(j)          Neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with a corresponding provision of state, local or foreign Law.

(k)          Neither the Company nor any Company Subsidiary has been a party to any transaction intended to qualify under Section 355 of the Code.

3.14.       Material Contracts.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a correct and complete copy of each of which, together with all material amendments, waivers or other changes thereto, has been made available to Parent.  “Company Material Contract” means any Contract to which the Company or any of Company Subsidiary is a party or to or by which any asset or property of the Company or any Company Subsidiary is bound or affected, other than a Benefit Plan, that:

(i)          is a Contract with a supplier involving more than $2,000,000 in the past twelve (12) months or is expected to involve payment by the Company of more than $2,000,000 within twelve (12) months after the date of this Agreement;

(ii)        is a Contract with a supplier of materials or a contract manufacturing organization relating to the Company’s etrasimod program reasonably be expected to require payment by the Company of more than $500,000 within twelve (12) months after the date of this Agreement;

(iii)         constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(iv)         is a joint venture, alliance, partnership, shareholder, development, co-development or similar profit-sharing Contract;

(v)           is an agency, sales, marketing, commission, distribution, formulary or medical benefit coverage, international or domestic sales representative or similar Contract (A) relating to the Company’s etrasimod program that resulted in the payment by the Company or any Company Subsidiary of more than $500,000 in the aggregate in the past twelve (12)-month period or is expected to involve payment by the Company of more than $500,000 within twelve (12) months after the date of this Agreement or (B) involving more than $750,000 in the past twelve (12) months or expected to involve more than $750,000 within twelve (12) months of the date of this Agreement;

(vi)        is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness in excess of $150,000 of the Company or any Company Subsidiary (whether outstanding or as may be incurred);

(vii)       is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness of a third Person owed to the Company or any Company Subsidiary in excess of $150,000;

(viii)      creates future payment obligations, including settlement agreements, in excess of $1,000,000, or creates or could create a Lien (other than a Permitted Lien) on any asset of the Company or any Company Subsidiary, or restricts the payment of dividends;

(ix)        is a Contract under which the Company or any Company Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights);

(x)        is a Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interest or assets of the Company or any Company Subsidiary;

(xi)         is a Contract that contains exclusivity obligations or otherwise materially limits the freedom or right of the Company or any Company Subsidiary to sell, distribute or manufacture any products or services for any Person;

(xii)         is a Contract with any Governmental Authority;

(xiii)       is a non-competition Contract or any other Contract that materially limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (A) the manner or the localities in which any business of the Company and each Company

Subsidiary is or could be conducted or (B) the lines or types of businesses that the Company or any Company Subsidiary conducts or has a right to conduct;

(xiv)       is a Contract relating to the acquisition or disposition of assets that contains financial covenants, indemnities or other payment obligations;

(xv)        is an Intellectual Property Agreement;

(xvi)      is a Contract that imposes any co-promotion or collaboration obligations with respect to any product or product candidate, which obligations are material to the Company and the Company Subsidiaries, taken as a whole;

(xvii)      is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xviii)    is a “single source” supply Contract relating to the Company’s etrasimod program that resulted in the payment by the Company or any Company Subsidiary of more than $500,000 in the aggregate in the past twelve (12)-month period or is expected to involve payment by the Company of more than $500,000 within twelve (12) months after the date of this Agreement, in accordance with which the Company or any Company Subsidiary procures goods or materials from one source;

(xix)       is a Contract addressing the employment or engagement of any individual with the Company or any Company Subsidiary at the Vice President level or above that is not terminable at-will or without cause (excluding Contracts with employees located in a jurisdiction that does not recognize at-will employment and that may be terminated with the minimum statutory severance upon notice of ninety (90) days or less);

(xx)       any Contract pursuant to which the Company or any Company Subsidiary has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by the Company or any Company Subsidiary of more than $1,000,000 in the aggregate over a twelve (12)-month period, in either milestone or contingent payments or royalties, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(xxi)       is a Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any Company Subsidiary, other than travel and similar advances to the Company’s employees in the ordinary course of business and consistent with past practice;

(xxii)      is a Contract which provides for termination, acceleration of payment, enhanced severance benefits or any other special rights or obligations upon the occurrence of a change of control of the Company or any Company Subsidiary; or

(xxiii)     is a Contract, including any ancillary or subagreements thereto, with any contract research organization or other agreement, including any ancillary or subagreements thereto, with a third party which is conducting one or more clinical studies on behalf of the Company or any Company Subsidiary and is reasonably expected to require payment of more than $5,000,000 within twelve (12) months prior to or after the date of this Agreement.

(b)          Neither the Company nor any Company Subsidiary is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound.  To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract. Each Company Material Contract is (i) a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (ii) in full force and effect.

3.15.      Intellectual Property.

(a)          The Company or a Company Subsidiary owns, is licensed to use or otherwise has the right to use all Patents, Trademarks, Trade Secrets, Copyrights and all other Intellectual Property (including biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or (subject to grants and licenses granted to other parties as set forth in Section 3.15(a) of the Company Disclosure Letter) from the Company or a Company Subsidiary, in each case, that are material to the business of Company or a Company Subsidiary as presently conducted or contemplated to be conducted (collectively, and along with the Registered Company Intellectual Property, the “Company Intellectual Property,” and all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, the “Owned Company Intellectual Property”). The Company and the Company Subsidiaries possess legally sufficient and enforceable rights pursuant to written agreements to use all Company Intellectual Property not solely owned by the Company or a Company Subsidiary as such Company Intellectual Property are used in the Company’s business as presently conducted.

(b)       Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all Patents, Trademarks, registered Copyrights and Copyright registration applications (i) that are owned or purported to be owned by the Company or a Company Subsidiary, (ii) in which the Company or a Company Subsidiary has any ownership rights, (iii) that are exclusively licensed to the Company or a Company Subsidiary, or (iv) that are non-exclusively licensed to the Company or a Company Subsidiary and the Company or a Company Subsidiary controls prosecution thereof (collectively, the “Registered Company Intellectual Property” and clauses (i) and (ii), the “Owned Registered Company Intellectual Property”). Section 3.15(b) of the Company Disclosure Letter also identifies each proprietary software program, trade name, and unregistered Trademark material to the business of the Company or a Company Subsidiary as presently conducted or contemplated to be conducted, in each case that are owned or purported to be owned by the Company or a Company Subsidiary or that are licensed, either exclusively or non-exclusively, to the Company or a Company Subsidiary.  Such list indicates for each item the record owner, application or registration number, filing, issuance, applicable filing jurisdiction, registration date, current status and an indication of any material product that is being developed to be manufactured or marketed by the Company or the Company Subsidiary to which the item relates.  Other than items denoted as “expired” in Section 3.15(b) of the Company Disclosure Letter, the Registered Company Intellectual Property owned by the Company or any Company Subsidiary is subsisting and in full force and effect, and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable. Section 3.15(b) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all social media handles and internet domain names with respect to which the Company or any Company Subsidiary is the registrant.

(c)          Prior to the Effective Time, the Company will provide Parent with (i) a schedule of any annuities and maintenance fees with respect to Registered Company Intellectual Property, including in particular those necessary for maintaining the Registered Company Intellectual Property in full force and effect (the “Fee Schedule”), falling due within ninety (90) days of the Effective Time, (ii) all material documentation and correspondence relating to any of the Registered Company Intellectual Property, (iii) electronic copies of material documentation relating to any of the Registered Company Intellectual Property to the extent maintained on the Company’s system or the Company’s patent counsel’s system, (iv) a docket report showing all outstanding deadlines for Registered Company Intellectual Property, and (v) bibliographic and docketing information in an electronic form as maintained by the Company.  The Company will remain responsible for taking care of all pending fees and actions (whether or not set out in the Fee Schedule) for Registered Company Intellectual Property that fall due prior to the Effective Time.  As of the Effective Time, the Company or the Company’s patent counsel, at Parent’s cost, will have completed the payment or filing of any pending taxes, fees and actions for Registered Company Intellectual Property that fall due within thirty (30) days following the Effective Time.

(d)        With respect to Registered Company Intellectual Property, the Company has taken reasonable steps to avoid revocation, cancellation, lapse or otherwise adversely affecting its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain registration, prosecution and/or maintenance of Registered Company Intellectual Property in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications.  With respect to Registered Company Intellectual Property, to the Knowledge of the Company, all duties of disclosure, candor and good faith have been complied with.  With respect to the Registered Company Intellectual Property, to the Knowledge of the Company, all other procedural requirements have been complied with, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects.  Assignment documents have been validly executed and filed with relevant Governmental Authorities as necessary to transfer to the Company or a Company Subsidiary title to any of the Company’s or the Company Subsidiary’s owned Registered Company Intellectual Property previously owned by a third party and to record such transfer.  Each of the Patents in the Owned Registered Company Intellectual Property and, to the Knowledge of the Company, each of the Patents in the Registered Company Intellectual Property that is not Owned Registered Company Intellectual Property, properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending.  The named inventors of each of the Patents in the Owned Registered Company Intellectual Property have assigned such patents to the Company or Company Subsidiary, respectively.  To the Knowledge of the Company, all assignments to the Company or a Company Subsidiary of the Owned Registered Company Intellectual Property are valid and enforceable.

(e)        Except as disclosed in Section 3.15(e) of the Company Disclosure Letter, the Company or any Company Subsidiary has not, nor has the practice and exploitation of the Company Intellectual Property or the business of the Company or any Company Subsidiary, infringed, misappropriated, diluted or otherwise violated the proprietary rights of others.  To the Knowledge of the Company, the practice and exploitation of the programs, services, products and product candidates of the Company or any Company Subsidiary as conducted since January 1, 2019 and as contemplated to be conducted, have not infringed, misappropriated, diluted or otherwise violated the proprietary rights of others.  Since January 1, 2019, neither the Company nor a Company Subsidiary has received any written (or to the Knowledge of the Company, any non-written) charge, complaint, claim, demand or notice (whether in writing, electronic form or otherwise) alleging or threatening to allege any interference, infringement, misappropriation, dilution, violation or conflict of the proprietary rights of others (including any claim that the Company or any of its Affiliates must license or refrain from using any intellectual property rights).

(f)        Except as disclosed in Section 3.15(f) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2019, no third party has interfered with, infringed upon, diluted, misappropriated, violated, or asserted any competing claim of right to use or own any of the Company Intellectual Property.  In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or proceeding pending, asserted or threatened against the Company or any Company Subsidiary concerning the ownership, validity, registrability, enforceability, duration, scope, priority, or other violation of any Company Intellectual Property or a licensed right to use any Company Intellectual Property.  Since January 1, 2019, neither the Company nor any Company Subsidiary nor any of the Company’s or any Company Subsidiary’s respective representatives has sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Intellectual Property.  Since January 1, 2019, to the Knowledge of the Company, no third party has infringed, misappropriated, diluted or violated or is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property in any material respect.

(g)       The Company or a Company Subsidiary owns all right, title and interest to and in the Owned Company Intellectual Property free and clear of any encumbrances.  Except as disclosed in Section 3.15(g) of the Company Disclosure Letter, the Company Intellectual Property is free and clear of all Liens other than Permitted Liens.  Except as disclosed in Section 3.15(g) of the Company Disclosure Letter, and to the Knowledge of the Company, the Company and Company Subsidiaries own or have adequate rights to use all technology and Intellectual Property used in connection with the business without any infringement, misappropriation or violation of the Intellectual Property of others.  The Company and Company Subsidiaries will continue to own or have after the Closing, valid rights or licenses as are sufficient to use all of the Intellectual Property and technology used by the Company and Company Subsidiaries to the same extent as prior to the Closing.

(h)          All prior art and information known to the Company and any Company Subsidiary and material to the patentability of the Patents included in the Registered Company Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents included in the Registered Company Intellectual Property in accordance with applicable Laws.  Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Registered Company Intellectual Property.

(i)           Section 3.15(i) of the Company Disclosure Letter sets forth a true and complete list of all agreements under which the Company or a Company Subsidiary has been granted an exclusive or non-exclusive license under any Company Intellectual Property from a third party.

(j)           Section 3.15(j) of the Company Disclosure Letter sets forth a true and complete list of all agreements under which the Company or a Company Subsidiary has granted an exclusive or non-exclusive license under any Company Intellectual Property to a third party development or commercialization partner.

(k)          Section 3.15(k) of the Company Disclosure Letter sets forth all agreements under which royalties or other obligations are owed to third parties in connection with the business of the Company or any Company Subsidiary, including the sale of products and services relating to such business.  Except as set forth in Section 3.15(k) of the Company Disclosure Letter, neither the Company or any Company Subsidiary has agreed to, nor has an obligation to, indemnify any third party development or commercialization partner for or against any interference, infringement, misappropriation, dilution, violation or other conflict with respect to Company Intellectual Property.  No infringement, misappropriation, dilution, violation or similar claim or action is pending or, to the Knowledge of the Company, threatened against the Company, a Company Subsidiary or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or a Company Subsidiary with respect to such claim or action.

(l)         To the Knowledge of the Company, none of the activities of the employees of the Company or any Company Subsidiary violates any agreement or arrangement which any such employees have with former employers.  All current and former employees and consultants who contributed to the discovery or development of any of the subject matter of any Owned Company Intellectual Property did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or a Company Subsidiary or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary.

(m)          Assignment documents assigning to the Company or a Company Subsidiary all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by the Company or any Company Subsidiary.  To the Knowledge of the Company, each current or former employee, contractor or consultant of the Company or any Company Subsidiary who has proprietary knowledge of or information relating to Trade Secrets of the Company or any Company Subsidiary has executed and delivered to the Company or the Company Subsidiary an agreement or agreements restricting such person’s right to use and disclose such information or Trade Secret of the Company or the Company Subsidiary.

(n)        No settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company or any Company Subsidiary is party: (i) restrict the use, exploitation, assertion or enforcement of any Company Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of the Company, any Company Subsidiary or any of its respective employees as presently conducted and as contemplated to be conducted; or (iii) grant third parties any material or exclusive (including field- and territory-limited rights) rights under Company Intellectual Property.  After giving effect to the Merger, no past or present director, officer, employee, consultant or independent contractor of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Company Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property.

(o)          The Company and each Company Subsidiary have taken reasonable steps to protect the confidentiality and value of all Trade Secrets and other confidential information that are owned, used or held in confidence by the Company or any Company Subsidiary, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets.  No Trade Secret of the Company or any Company Subsidiary has been authorized to be disclosed or, to the Knowledge of the Company, disclosed to any third party in violation of confidentiality obligations to the Company or any Company Subsidiary.  To the Knowledge of the Company, no party to a nondisclosure agreement with the Company or any Company Subsidiary is in breach or default thereof.

(p)         The execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s and any Company Subsidiary’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Company Intellectual Property, (ii) breach of any license agreement or creation on behalf of any third party the right to terminate or modify any agreement to which the Company or Company Subsidiary is a party and pursuant to which the Company or a Company Subsidiary is authorized or licensed to use any third party Intellectual Property, (iii) release, disclosure or delivery of any under Company Intellectual Property by or to any escrow agent or other person or (iv) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the under Company Intellectual Property.

(q)         No government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property, or, to the Knowledge of the Company, any other Company Intellectual Property, in each case including any developer, inventor or other contributor operating under any grants from any Governmental Authority or agency.

(r)          (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or the Company Subsidiaries and used by the Company or the Company Subsidiaries in conducting their respective businesses (collectively, the “Company Systems”) are lawfully owned, leased or licensed by the Company or Company Subsidiaries, and are reasonably sufficient for the conduct of their respective businesses as presently conducted, (ii) since January 1, 2019, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, (iii) to the Knowledge of the Company, since January 1, 2019, there have not been any material incidents of unauthorized access or other security breaches of the Company Systems, and (iv) to the Knowledge of the Company, the Company Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (y) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (z) enable or assist any Person to access without authorization any Company System.  To the Knowledge of the Company, the Company Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data.  The Company and Company Subsidiaries are not in breach of any of their Contracts relating to Company Systems.  Since January 1, 2019, the Company and Company Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party system, nor received any notice of intent to conduct any such audit.

3.16.       Real and Personal Property.

(a)         Neither the Company nor any Company Subsidiary owns any real property. Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary within the past five (5) years. Neither the Company nor any Company Subsidiary retains any liabilities or obligations from any real property set forth on Section 3.16(a) of the Company Disclosure Letter.

(b)          Section 3.16(b) of the Company Disclosure Letter sets forth a correct and complete list of each lease, sublease, license or similar use, co-working service and occupancy Contract (each, a “Lease”), in accordance with which the Company or any Company Subsidiary leases, subleases or otherwise uses or occupies any real property or obtains co-working services from or to any other Person (whether as a tenant or subtenant or in accordance with other occupancy or service arrangements) (the “Company Leased Real Property”) and the Company has provided a correct and complete copy of each such Lease, and all amendments thereto.

(c)          The Company and each Company Subsidiary, as applicable, have valid leasehold or sublease interests in all of the Company Leased Real Property, free and clear of all Liens, other than Permitted Liens.  The Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property in all material respects, and are using such Company Leased Real Property for the purposes permitted by the applicable Leases, which Company Leased Real Properties are in all material respects in good operating condition and repair and free from any material defects, reasonable wear and tear excepted.

(d)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary have good and marketable title to, or other comparable Contracts rights in, all of the tangible properties and assets that are used in and material to the operation of the business of the Company and each Company Subsidiary, free and clear of all Liens, other than Permitted Liens.

(e)          Each Lease for any Company Leased Real Property is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto.

(f)          Neither the Company nor any Company Subsidiary has received any communication from, or delivered any communication to, any other party to a Lease for any Company Leased Real Property or any lender, alleging that the Company, any Company Subsidiary or such other party, as the case may be, is in material breach or violation of or default under such Lease.

(g)         To the Knowledge of the Company, no Person, other than the Company or any Company Subsidiary, possesses, uses or occupies all or any portion of any Company Leased Real Property.  Neither the Company nor any Company Subsidiary is a party to any agreement, or has any outstanding right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein.  To the Knowledge of the Company, there are no pending Proceedings or Proceedings threatened in writing or otherwise pending to take all or any portion of the Company Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

3.17.      Environmental.

(a)          Except as set forth in Section 3.17 of the Company Disclosure Letter:

(i)          The Company and each Company Subsidiary have been and are in material compliance with all Environmental Laws, including possessing and materially complying with all material Company Permits required for their operations in accordance with Environmental Laws, which includes compliance with all Environmental Laws governing the registration or authorization of the use of Hazardous Materials in products;

(ii)          no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or threatened in writing.  Neither the Company nor any Company Subsidiary has received written notice or a written request for information from any Person, including any Governmental Authority, alleging that the Company or any Company Subsidiary has been or is in actual or potential material violation of any Environmental Law or otherwise may be materially liable under any Environmental Law, the subject of which notice or request is unresolved.  Neither the Company nor any Company Subsidiary is a party or subject to any Order under any Environmental Law;

(iii)         no Hazardous Materials have been released at, on, under or from any location that have resulted in or are reasonably likely to result in an obligation for the Company or any Company Subsidiary to report, investigate, remediate or otherwise respond to such releases in accordance with Environmental Law or otherwise have resulted in or are reasonably likely to result in material liability to the Company or any Company Subsidiary under any Environmental Law;

(iv)          neither the Company nor any Company Subsidiary has entered into any written agreement or incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against material liabilities or costs in connection with any Environmental Law, or relating to the registration, labeling, generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials; and

(v)          no material capital improvements currently are required or planned to be undertaken at any of the Company Leased Real Property for the purpose of achieving or maintaining compliance with Environmental Laws or Company Permits issued pursuant to Environmental Laws.

(b)         The Company has made available to Parent copies of all material environmental reports, studies, or audits reasonably in the possession of the Company which pertain to the environmental condition of any property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary, or to the Company’s or any Company Subsidiary’s compliance with Environmental Law.

3.18.      Suppliers.  Section 3.18 of the Company Disclosure Letter sets forth the twenty (20) largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve months ended December 31, 2020.  Since December 31, 2020, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company or any Company Subsidiary, except where such cancellation or termination would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.19.      Foreign Corrupt Practices Act; Anti-Corruption; Sanctions.

(a)          Since January 1, 2019, neither the Company, nor any Company Subsidiary nor any of the Company’s or Company Subsidiary’s respective current or former officers, directors or employees nor, to the Knowledge of the Company, any Representative acting on behalf of the Company, has directly or indirectly provided, offered to provide, or attempted to provide a payment or anything of value to any Person, in violation of, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K.  Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”).

(b)          Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s respective Representatives acting on behalf of the Company or any Company Subsidiary (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(c)        The Company and each Company Subsidiary maintain a system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent, detect and deter violations of the Anti-Corruption Laws.

(d)         Neither the Company, nor any Company Subsidiary, nor any director, officer or employee of any of the Company or its Subsidiaries, (i) is a Sanctioned Person or (ii) has pending or threatened claims against it with respect to Sanctions.

(e)          Each of the Company and each Company Subsidiary and any director, officer or employee thereof (i) is in compliance with, and, since January 1, 2019, has not violated, any Sanctions and (ii) has in place adequate controls and systems reasonably designed to ensure compliance with Laws pertaining to Sanctions in each of the jurisdictions in which the Company or any Company Subsidiary do or, in the past have done, business.

3.20.       FDA and Related Matters.

(a)          There are no actual or, to the Knowledge of the Company, threatened enforcement actions by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Authority against the Company or any Company Subsidiary.  Since January 1, 2019, neither the Company nor any Company Subsidiary has received written notice of any pending or threatened claim, suit, proceeding, hearing, audit, investigation, arbitration or other action by the FDA or any other Governmental Authority against the Company or any Company Subsidiary, and, to the Knowledge of the Company, no Governmental Authority is considering such action.

(b)          The Company and each Company Subsidiary possess all Company Permits required for the conduct of their respective businesses under the Healthcare Laws, and the Company and each Company Subsidiary have fulfilled and performed all material obligations with respect to each such Company Permit.  Since January 1, 2019, all material applications, reports, documents, claims, submissions, and notices required to be filed, maintained, or furnished to the FDA or any Governmental Authority, including all registrations and reports required to be filed with clinicaltrials.gov, by the Company or any Company Subsidiary, have been so filed, maintained or furnished.  All such applications, reports, documents, claims, submissions, and notices were timely filed and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). The Company has delivered or made available to Parent (i) a complete and correct copy of each Investigational New Drug application (“IND”) sponsored and presently held by the Company with respect to each product candidate, including all supplements and amendments thereto, (ii) copies of all clinical study reports under such INDs, and (iii) all material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Authority with respect to such INDs.

(c)       Since January 1, 2019, neither the Company nor any Company Subsidiary has received any FDA Form 483, warning letter, untitled letter or other correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws or Company Permits, and, to the Knowledge of the Company, neither the FDA nor any Governmental Authority are considering such action against the Company, any Company Subsidiary or any counterparty to a Company Material Contract.  Since January 1, 2019, neither the Company nor any Company Subsidiary has received any written notice from any Person, including employees, former employees, or competitors, alleging that any operation or activity of the Company or any Company Subsidiary is in violation of any Healthcare Law.

(d)          Since January 1, 2019, any and all preclinical studies and clinical trials being conducted by or on behalf of the Company or any Company Subsidiary have been and are being conducted in material compliance with all applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices.  Since January 1, 2019, no clinical studies conducted by or on behalf of the Company or any Company Subsidiary have been placed on clinical hold or terminated or suspended prior to completion. Since January 1, 2019, neither the Company nor any Company Subsidiary has received any notice, correspondence or other communication from the FDA, any other Governmental Authority, any Institutional Review Board or clinical investigator alleging a lack of material compliance with any Healthcare Laws or requiring the termination, suspension or material modification of any ongoing clinical studies conducted by or on behalf of the Company or any Company Subsidiary. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R.  Parts 50, 54, 56 and 312, the International Council for Harmonization’s (“ICH”) Guideline for Good Clinical Practice, and any similar state, local or foreign Laws, as applicable, and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R.  Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals, the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals, and any similar state, local or foreign Laws, as applicable, and (iii) “Institutional Review Board” means the entity defined in 21 C.F.R. § 50.3(i).

(e)        Since January 1, 2019, the development, testing, manufacture, processing, packaging, labeling, import, export, advertising, distribution and storage, as applicable, of the Company’s and each Company Subsidiary’s product candidates have been and are being conducted in compliance in all material respects with all applicable Healthcare Laws including the applicable requirements of Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices.  For the purposes of this Agreement, “Good Manufacturing Practices” means the FDA’s standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug contained in 21 C.F.R.  Parts 210- 211 and any similar state, local or foreign Laws, as applicable.

(f)          Except as set forth in Section 3.20(f) of the Company Disclosure Letter, since January 1, 2019, there have been no recalls, investigator notices, IND safety reports or other notices of action relating to a material safety concern or alleged lack of regulatory compliance of any of the Company’s or any Company Subsidiary’s product candidates and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require the termination or suspension of the development and testing of any product candidate.

(g)          Neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents or clinical investigators have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed.  Reg.  46191 (September 10, 1991) and any amendments thereto.  Neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C.  Section 335a or any similar Law or (ii) exclusion under 42 U.S.C.  Section 1320a-7 or any similar Law.  No claims, actions, proceedings that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective officers, employees or agents.

(h)         Since January 1, 2019, neither the Company nor any Company Subsidiary has marketed, advertised, distributed, sold, or commercialized any product or is currently marketing, distributing, selling, or otherwise commercializing any product.

(i)          Neither the Company nor any Company Subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

3.21.       Healthcare Regulatory Compliance.

(a)          The Company and each Company Subsidiary are, and at all times since January 1, 2019 have been, in compliance in all material respects with all applicable Healthcare Laws, and, as of the date of this Agreement, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, proceeding, written notice or demand pending, received by or threatened orally or in writing against the Company or any Company Subsidiary related to such Healthcare Laws.

(b)        Since January 1, 2019, neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any websites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.

(c)         The Company has implemented a compliance program that conforms to and materially ensures compliance with applicable Healthcare Laws and industry standards.

(d)         No Person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

3.22.       Data Privacy and Information Security.

(a)         Since January 1, 2019, the Company and each Company Subsidiary has, as applicable, complied in all material respects with (i) all applicable Laws governing Personal Information; (ii) all applicable written contractual obligations to third parties governing Personal Information; and (iii) all applicable publicly posted privacy policies governing Personal Information.  Neither the Company nor any of the Company Subsidiaries have received written notices or complaints, and no claims (whether by a Governmental Authority or Person) are pending or threatened in writing against the Company or any of the Company Subsidiaries, alleging a material violation of any third party’s Personal Information, including any alleged material violation of applicable Laws, written contractual obligations or publicly posted policies governing Personal Information.

(b)        The Company and each Company Subsidiary maintains commercially reasonable (i) measures (such as when using vendors), (ii) written policies and procedures, and (iii) organizational, physical, administrative and technical safeguards, each (i) through (iii) in compliance in all material respects with applicable Laws governing Personal Information and designed to protect Personal Information against a Security Breach. The Company and each Company Subsidiary periodically assesses risks to privacy and the confidentiality and security of Personal Information.  Except as set forth in Section 3.22(b) of the Company Disclosure Letter, since January 1, 2019, there have been no Security Breaches of any of the IT Systems of the Company, any of the Company Subsidiaries or any of their respective vendors that Process Personal Information on their behalf and in their provision of services to the Company or any Company Subsidiaries.

(c)          Since January 1, 2019, the Company and each Company Subsidiary has implemented commercially reasonable confidentiality, security and other protective measures in relation to Personal Information, such as obtaining study subjects’ consent and/or authorization to use and disclose Personal Information for research.

(d)          Except as set forth in Section 3.22(d) of the Company Disclosure Letter, since January 1, 2019, none of the Company, any of the Company Subsidiaries or, any of their respective vendors that Process Personal Information on their behalf and in their provision of services to the Company or any Company Subsidiaries, has experienced any breach, misappropriation, or unauthorized collection, use or disclosure of any Personal Information, including any Security Breach, for which written notification was given or required to be given to any Person or Governmental Authority under applicable privacy Laws.

(e)        The Company and each Company Subsidiary (i) has obtained or will obtain required rights, permissions, and consents to permit the transfer of Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement; or (ii) has otherwise verified that applicable Law permits it to transfer Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement.

3.23.     Insurance.  Section 3.23 of the Company Disclosure Letter sets forth all material insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement.  The Company and each Company Subsidiary have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each Company Subsidiary, and all such insurance policies are in full force and effect.  As of the date of this Agreement, neither the Company nor any Company Subsidiary has received (a) written notice that they are in default with respect to any obligations under such policies or (b) notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy.  Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies.  No insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation, and no notice of cancellation or termination, other than in accordance with the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

3.24.     Takeover Statutes.  The Company Board of Directors has taken such actions and votes as are necessary to render any “fair price”, “moratorium”, “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL) inapplicable to this Agreement, the Merger or any other transactions contemplated hereby.

3.25.      Brokers.  No investment banker, broker, finder or other intermediary (other than Evercore Group L.L.C. and Guggenheim Securities, LLC, the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.  Correct and complete copies of all agreements between the Company and Evercore Group L.L.C. and Guggenheim Securities, LLC have been delivered to Parent.

3.26.     Opinion of Financial Advisors.  The Company Board of Directors has received opinions of Evercore Group L.L.C. and Guggenheim Securities, LLC, financial advisors to the Company, that, as of the date of such written opinions, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinions as set forth therein, the Merger Consideration to be paid to the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent signed copies of such opinions as soon as possible following the date of this Agreement. Such opinions have not been withdrawn, revoked or otherwise modified.

3.27.      Interested Party Transactions.  Neither the Company nor any Company Subsidiary is a party to or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the outstanding Shares, or current or former director or executive officer of the Company.  To the Knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.

3.28.      Information in the Proxy Statement.  The proxy statement to be provided to the Company’s stockholders in connection with the Stockholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date filed, mailed, distributed or disseminated, as applicable, to the Company’s stockholders and at the time of the Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Proxy Statement, including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub for inclusion therein.

SECTION 4- REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.1.       Organization; Qualification.  Each of Parent and Merger Sub is a corporation validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to conduct its business and to own, lease and operate its properties and assets.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, prevent Parent and Merger Sub from consummating the Merger by the Outside Date (a “Parent Material Adverse Effect”).

4.2.        Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Merger. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

4.3.         No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby,

nor compliance by Parent and Merger Sub with this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the NYSE, (v) the approval of Parent, as the sole stockholder of Merger Sub as at the date hereof, of the Merger, (vi) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications in accordance with Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, but as amended and restated in accordance with Section 1.1(c), will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

4.4.        Litigation.  As of the date of this Agreement, (a) there is no Proceeding pending or any Proceeding threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in the case of each of clauses (a) and (b) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5.       Brokers.  No investment banker, broker, finder or other intermediary other than BofA Securities, Inc. and Centerview Partners LLC is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

4.6.       Sufficient Funds.  As of the date of this Agreement and when required pursuant to this Agreement, Parent has and will have, the cash necessary to pay the amounts required to be paid by Parent pursuant to this Agreement, and as of the date of this Agreement and as of the Closing, Parent will have, and will cause Merger Sub to have, the cash necessary to consummate the Merger.  The obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger.

4.7.        Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has no outstanding options, warrants, rights or any other agreements in accordance with which any Person other than Parent may acquire any security of Merger Sub.  Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated hereby and as incidental to its organization and existence.

4.8.        No Interested Stockholder.  Neither Parent nor any of its Subsidiaries nor any “affiliate” (as such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time during the past three years, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

4.9.        No Other Representations or Warranties.

(a)          Other than the representations and warranties expressly set forth in this Agreement, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement. Parent and Merger Sub each agrees that, other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in this Agreement.

(b)          In connection with the due diligence investigation of the Company and the Company Subsidiaries by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders or Representatives have received and may continue to receive after the date hereof from the Company, the Company Subsidiaries and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company and the Company Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty of the Company to Parent or Merger Sub contained in this Agreement or any ancillary agreement or other document delivered in connection with this Agreement or the transactions contemplated hereby. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company, the Company

Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty of the Company to Parent or Merger Sub contained in this Agreement or any ancillary agreement or other document delivered in connection with this Agreement or the transactions contemplated hereby.

SECTION 5- COVENANTS AND OTHER AGREEMENTS

5.1.         Conduct of Business by the Company Pending the Merger.

(a)          The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as required by Law, (ii) as may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as may be required in accordance with this Agreement, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), the Company will, and will cause the Company Subsidiaries to, conduct in all material respects the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its material assets and business organization intact in all material respects and maintain its material existing business relations and goodwill.

(b)          Without limiting the generality of clause (a) above, except (i) as required by Law, (ii) as may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (iii) required in accordance with this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company will not, and will cause each Company Subsidiary not to:

(A)         amend or otherwise change the Certificate of Incorporation or the Bylaws (or such similar organizational or governing documents of any Company Subsidiary);

(B)        adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities, other than in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options, Company RSUs or Company PRSUs pursuant to the terms thereof (as in effect as of the date hereof);

(C)          issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any Company

Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire such securities or the value of which is measured by such securities, other than the 2022 Company RSUs; provided, however, that the Company may issue Shares upon the exercise of Company Options or vesting and settlement of Company RSUs or Company PRSUs outstanding on the Capitalization Date in accordance with their respective terms or issuable to participants in the Company ESPP in accordance with the terms thereof;

(D)       declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any Company Subsidiary’s securities;

(E)          (1) establish, adopt, enter into, amend, modify or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement, (2) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment, or increase the base salary and/or cash bonus opportunity or other compensation of any current or former director, officer, employee, or individual service provider of the Company or any Company Subsidiary, except in each case, as required by Law or required in accordance with a Benefit Plan in effect as of the date of this Agreement, so long as such Benefit Plan has been disclosed as of the date of this Agreement on the Company Disclosure Letter, (3) except as required by any Benefit Plan in effect as of the date of this Agreement, accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider of the Company or any Company Subsidiary, (4) provide any broad-based written communication to the employees of the Company or any Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time unless such communication is (I) approved by Parent in advance of such communication or (II) required by Law, or (5) except as may be required by GAAP, materially change the manner in which contributions to such broad-based Benefit Plans are made or the basis on which such contributions are determined;

(F)          hire, engage, promote, or terminate (other than for cause) the employment or engagement of any employee or individual independent contractor with annual base compensation in excess of $275,000;

(G)         take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law;

(H)        make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment in, any Person (other than any wholly owned Company Subsidiary) in excess of $150,000 in the aggregate;

(I)         forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;

(J)          acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any equity interest in any of the foregoing, any real estate or all or any material portion of the assets, business or properties of any Person;

(K)      (1) sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including under any sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice, (2) enter into any new line of business or (3) create any new Subsidiary;

(L)         (1) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or any wholly owned Company Subsidiary and owed to the Company or any wholly owned Company Subsidiary) or (2) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;

(M)         (1) incur, create, assume or otherwise become liable or responsible for any Indebtedness, including by the issuance of any debt security, (2) assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness of any Person, or (3) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;

(N)        negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with, any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property, except (i) in the case of any Contract of the type described in Sections 3.14(a)(i) (with the exception of any Contract also listed under Section 3.14(a)(ii) of the Company Disclosure Letter), 3.14(a)(viii) and 3.14(a)(xxiii) in the ordinary course of business consistent with past practice and (ii) in the case of any Contract of the type described in Section 3.14(a)(ii) and Section 3.14(a)(v) for immaterial changes in the ordinary course of business consistent with past practice; provided, however, that the foregoing exception will not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated hereby;

(O)          negotiate, amend, modify, extend, enter into or terminate any Labor Agreement;

(P)         make any material change to the Company’s or any Company Subsidiary’s methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;

(Q)         make or agree to make any capital expenditure exceeding $1,000,000 individually and $5,000,000 the aggregate during any fiscal quarter (except any capital expenditure that is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget);

(R)          write up, write down or write off the book value of any material assets;

(S)        agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $1,500,000 (net of insurance proceeds) in the aggregate;

(T)         fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses;

(U)        (1) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person (including any Affiliate) any rights to any Company Intellectual Property, other than licensing non-exclusive rights in the ordinary course of business consistent with past practice, (2) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their terms) any Company Intellectual Property, (3) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Registered Company Intellectual Property, (4) make any change in Company Intellectual Property that does or would reasonably be expected to materially impair such Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect thereto, (5) disclose to any Person (other than Representatives of Parent and Merger Sub) any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations or (6) fail to take or maintain reasonable measures to protect the confidentiality and value of Trade Secrets included in any of the Owned Company Intellectual Property;

(V)        except as required by Law, (1) make or change any material Tax election or adopt or change any material method of Tax accounting, (2) file any material amended Tax Return, (3) settle or compromise any audit, assessment or other Proceeding relating to a material amount of Taxes, (4) agree to an extension or waiver of the statute of limitations with respect to federal income Taxes or other material Taxes, (5) enter into any “closing agreement”

within the meaning of Section 7121 of the Code (or any similar provision of any Law) with respect to any material Tax, or (6) surrender any right to claim a material Tax refund;

(W)       merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; or

(X)         enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

Notwithstanding the foregoing, nothing contained herein will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and any Company Subsidiary prior to the Effective Time, and the Company shall not be required to take any action or prohibited from taking any action required or prohibited by this Agreement if the inclusion of such requirement or prohibition in this Agreement would reasonably be expected to violate applicable Law (including any Antitrust Law). Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.2.         No Solicitation.

(a)          The Company shall cease and terminate, and shall use reasonable best efforts to cause its Representatives to cease and terminate, all solicitations, discussions, and negotiations with any Person with respect to any Company Acquisition Proposal as of the date of this Agreement.  Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company will not and will cause its Representatives not to directly or indirectly (A) initiate, solicit, knowingly encourage or facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to a Company Acquisition Proposal, (B) enter into any agreement with respect to a Company Acquisition Proposal or (C) engage in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Company Acquisition Proposal, or grant any waiver or release under any restriction from making a Company Acquisition Proposal, in each case, other than discussions solely to notify such Person of the terms of this Section 5.2 or to clarify the terms and conditions of such proposal or offer.  The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives will be deemed to be a breach of this Agreement (including this Section 5.2) by the Company.

(b)          Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to the date on which the Company Requisite Vote is obtained, the Company and its Representatives may furnish non-public information concerning the Company’s business, properties or assets to any Person in accordance with a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and may participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal if, but only if, such Person has, in the absence of any material breach of Section 5.2(a), submitted a bona fide proposal to the Company relating to such Company Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with its financial advisors, is or is reasonably likely to lead to a Superior Proposal.  From and after the date of this Agreement and prior to the Stockholders Meeting, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if the Company or any Company Subsidiary or Representative receives (i) any Company Acquisition Proposal or indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations with respect to any Company Acquisition Proposal.  The Company will provide Parent promptly (and in any event within such forty-eight (48) hour period) with the identity of such Person and a correct and complete copy of such Company Acquisition Proposal, indication, inquiry or request (or, where such Company Acquisition Proposal is not in writing, a description of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any modifications thereto.  The Company will keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than thirty-six (36) hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence, and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, the Company will promptly (and in any event within thirty-six (36) hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal and will in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.  The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent.  The Company (A) will not, and will cause each Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any Company Subsidiary is or becomes a party, and (B) will, and will cause each Company Subsidiary to, use reasonable best efforts to enforce any such agreement unless the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law, in which event the Company may take the actions described in these clauses (A) and (B) solely to the extent necessary to permit a third party to make, on a confidential basis to the Company Board of Directors, a Company Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.2.  The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 5.2(b) which was not previously provided or made available to Parent.  For purposes of this Agreement, a “Superior Proposal” is a written Company Acquisition Proposal that did not result from or involve a material breach of this Section 5.2 and that proposes an acquisition of more than fifty percent (50%) of the equity securities or consolidated total assets of the Company and the Company Subsidiaries on terms which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of the Shares than the transactions contemplated hereby (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement, which the Company Board of Directors has determined to be as or more reasonably likely to be completed on the terms proposed than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal and the terms of this Agreement.

(c)          Except as set forth herein, neither the Company Board of Directors nor any committee thereof will (i) make any Company Adverse Recommendation Change or (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Company Acquisition Proposal (other than a confidentiality agreement referenced in Section 5.2(b) entered into in the circumstances referenced in Section 5.2(b)).  The Company, promptly following a determination by the Company Board of Directors that a Company Acquisition Proposal is a Superior Proposal, will notify Parent of such determination.

(d)          Notwithstanding anything in Section 5.2(c) to the contrary, prior to the date on which the Company Requisite Vote is obtained, if (i) the Company receives a Company Acquisition Proposal from a third Person that is not in violation of such third Person’s contractual obligations to the Company, (ii) a material breach by the Company of Section 5.2, has not contributed to the making of such Company Acquisition Proposal and (iii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Company Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the holders of the Shares in accordance with Law, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company will not terminate this Agreement in accordance with clause (B) above, and any purported termination in accordance with clause (B) above will be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee in accordance with Section 8.2 and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; provided, further, that the Company Board of Directors may not effect a change of its recommendation in accordance with clause (A) above or terminate this Agreement in accordance with clause (B) above unless (I) no material breach of the Company’s obligations in Section 5.2 has occurred, (II) the Company has provided prior written notice to Parent, at least four (4) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a correct and complete copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (III) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with

Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in clause (3) above, the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Company Acquisition Proposal continues to constitute a Superior Proposal.  In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice, except that the references to four (4) business days shall be deemed two (2) business days.  Any Company Adverse Recommendation Change will not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.

(e)          The Company Board of Directors may make a Company Adverse Recommendation Change in the absence of a Company Acquisition Proposal if a Company Intervening Event has occurred, and the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to make a Company Adverse Recommendation Change on account of the Company Intervening Event would be inconsistent with its fiduciary duties, provided, however, that the Company Board of Directors will not make a Company Adverse Recommendation Change unless the Company has (i) provided to Parent at least four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such four (4) business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Company Adverse Recommendation Change.

(f)          The Company will promptly (but in no event later than three (3) business days after the date of this Agreement) demand that each Person that has executed a confidentiality agreement in connection with a potential Company Acquisition Proposal within the one-year period prior to the date of this Agreement return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.

(g)          Nothing in this Section 5.2 or elsewhere in this Agreement will prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided that this Section 5.2(g) will not be deemed to permit the Company Board of Directors to make a Company Adverse Recommendation Change except to the extent permitted by Sections 5.2(d) and 5.2(e).

5.3.        Proxy Statement.  The Company will, as soon as practicable following the date of this Agreement and in any event within ten (10) business days, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The

Company will notify Parent promptly (and in any case no later than twenty-four (24) hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Company Requisite Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Parent and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel.  The Company will (i) establish a record date, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (iii) thereafter commence mailing the Proxy Statement to the Company’s stockholders as promptly as practicable after filing with the SEC, and, in any event, either (a) the first business day after the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (b) within three (3) business days of being informed by the SEC staff that it has no further comments on the document.  Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Company Board Recommendation.

5.4.       Stockholders Meeting.  The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking the Company Requisite Vote and take all lawful action to solicit approval of this Agreement.  The Company will schedule the Stockholders Meeting to be held within thirty (30) days of the initial mailing of the Proxy Statement (or if the Company’s nationally recognized proxy solicitor advises that thirty (30) days from the date of mailing the Proxy Statement is insufficient time to submit and obtain the Company Requisite Vote, such later date to which Parent consents (such consent not to be unreasonably delayed, conditioned or withheld)) and, if there are not sufficient affirmative votes represented in person or by proxy at such meeting to adopt this Agreement, will adjourn the Stockholders Meeting and reconvene the Stockholders Meeting at the earliest practicable date on which the Company Board of Directors reasonably expects to have sufficient affirmative votes to adopt this Agreement; provided, that, without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), the Company shall not adjourn the Stockholders Meeting more than fifteen (15) calendar days past the originally scheduled date.

5.5.        Merger Sub.  Parent will take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.6.       Rule 16b-3 Matters.  Prior to the Effective Time, the Company will take all such actions as may be reasonably necessary or advisable (to the extent permitted under Law and no-action letters issued by the SEC) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law.

5.7.      Director Resignations.  Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company and each Company Subsidiary to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company or such Company Subsidiary, as applicable.

SECTION 6- ADDITIONAL AGREEMENTS

6.1.        Nasdaq; Post-Closing SEC Reports.  Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of Nasdaq to delist the Shares from Nasdaq and terminate the registration of the Shares under the Exchange Act promptly after the Effective Time.  Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).  If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).  The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.1 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

6.2.        Access to Information.  Subject to applicable Law, including Antitrust Law, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, Parent will be entitled, through its employees and representatives, to have such access to the assets, properties, business, operations, personnel and representatives  of the Company and each Company Subsidiary as is reasonably necessary in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby.  Any such investigation and examination will be conducted during normal business hours upon reasonable advance notice, at Parent’s expense and under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements, except as may otherwise be required or restricted by Law, so as to limit disruption to or impairment of the Company’s business, and the Company will cooperate fully therein.  No investigation by Parent will diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.  The Company will furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its Representatives to cooperate fully with such representatives of Parent in connection with such investigation.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Law (so long as the Company has used reasonable best efforts to provide such information in a way that does not contravene applicable Law); provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.2, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.

6.3.        Public Disclosure.  The initial press release concerning the Merger will be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed.  Without prior consent of the other parties hereto, each party hereto may disseminate information substantially similar to information included in a press release or other document previously approved for public distribution by the other parties hereto.  Each party hereto will promptly make available to the other parties hereto copies of any written communications made without prior consultation with the other parties hereto pursuant to the immediately preceding sentence.  The restrictions of this Section 6.3 will not apply to communications by Parent, Merger Sub or the Company regarding a Company Acquisition Proposal or a Company Adverse Recommendation Change or following a Company Adverse Recommendation Change.

6.4.         Regulatory Filings; Reasonable Efforts.

(a)          Each of Parent, Merger Sub and the Company will, and will cause their respective Affiliates to:

(i)          as promptly as practicable and in any event within (1) fifteen (15) business days after the date of this Agreement, unless otherwise agreed by the parties, file Notification and Report Forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice if required by the HSR Act and (2) twenty-five (25) business days after the date of this Agreement, unless otherwise agreed by the parties, commence the regulatory process by filing initial pre-notification submissions or briefing papers as required or advisable by or under the Antitrust Laws of any other applicable jurisdiction.  Each of Parent and the Company will use reasonable best efforts to cause all documents that it is responsible to file with any Governmental Authority in accordance with this Section 6.4 to comply in all material respects with all Laws and rules and regulations of any Governmental Authority;

(ii)         promptly supply the other with any information which may be reasonably required in order to effectuate any filings and responses to information requests in accordance with this Section 6.4;

(iii)        as promptly as practicable, cooperate in good faith and use their respective reasonable best efforts to take any and all actions necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and transactions contemplated by this Agreement and to obtain any approvals, actions or non-actions, waivers, consents, Orders, authorizations or clearances required under or in connection with the HSR Act and any other applicable Antitrust Laws, as promptly as practicable, and to enable all waiting periods under the HSR Act and any other applicable Antitrust Laws to terminate or expire (the “Regulatory Approvals”), as promptly as practicable including: (A) promptly furnishing to the other such information and assistance as may reasonably be requested in order to prepare any notification, application, filing or request in connection with a Regulatory Approval, (B) consulting with, and considering in good faith, any suggestions or comments made by the other parties with respect to the Regulatory Approvals process, (C) providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required or advisable and (D) cooperating in the preparation and submission of all applications, notices, filings, and submissions to Governmental Authorities;

(iv)       promptly inform the other parties of, and provide copies of, any substantive communication received by that party in respect of obtaining or concluding the Regulatory Approvals;

(v)          use reasonable best efforts to respond promptly to any request or notice from any Governmental Authority requiring the parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals, including any Request for Additional Information and Documentary Material from the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

(vi)        permit the other parties to review in advance any proposed applications, notices, filings and submissions to Governmental Authorities (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding the Regulatory Approvals;

(vii)      promptly provide the other parties with any filed copies of applications, notices, filings and submissions (including responses to requests for information and inquiries from any Governmental Authority), that were submitted to a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals;

(viii)     whenever possible, not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with Governmental Authorities in respect of obtaining or concluding the Regulatory Approvals unless it consults with the other parties in advance and gives the other parties or their legal counsel the opportunity to attend and participate thereat, unless a Governmental Authority requests otherwise; and

(ix)         keep the other parties promptly informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals.

(b)          Notwithstanding the foregoing or anything in this Agreement to the contrary, but without limiting the obligations of Parent under this Section 6.4, Parent will, on behalf of the Parties, determine and control strategy for dealing with any Governmental Authority in respect of obtaining or concluding the Regulatory Approvals, and, to the extent permissible, the Company will use its reasonable best efforts to act consistently with such strategy; provided that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of strategy for dealing with any Governmental Authority and obtaining or concluding the Regulatory Approvals.  Notwithstanding the foregoing, neither Parent nor the Company will commit to or agree with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, and will not pull and refile any filing made under the HSR Act, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed; and provided that in the event Parent voluntarily withdraws its notification under the HSR Act with the Company’s consent pursuant to the foregoing clause, Parent will refile its HSR Act notification within two (2) business days after withdrawal unless otherwise agreed by the parties).

(c)          Notwithstanding any other requirement in this Section 6.4, where a Party (a “Disclosing Party”) is required under this Section 6.4 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party, provided, that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.

(d)          Notwithstanding anything in this Agreement to the contrary, reasonable best efforts will not obligate the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company to: (i) undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Authority, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (iii) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (iv) terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company or (v) effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company.

(e)         Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all Regulatory Approvals, including under the HSR Act.  The Parent will be responsible for payment of the applicable fees associated with such Regulatory Approvals.

(f)         Parent agrees that, between the date of this Agreement and the Closing, neither Parent nor any of its Subsidiaries shall enter into any Contract for the (i) acquisition (by stock purchase, merger, consolidation, or amalgamation) of ownership of any Person if the principal indication of such Person’s lead product is treatment of ulcerative colitis, Crohn’s disease or atopic dermatitis (or the principal indication of such Person’s lead product candidate being investigated in Phase 2 or Phase 3 trials is either treatment of ulcerative colitis, Crohn’s disease or atopic dermatitis) or (ii) acquisition or license of rights to develop a molecule for treatment of ulcerative colitis, Crohn’s disease or atopic dermatitis which is undergoing Phase 2 or Phase 3 trials for either such indication, in each case of (i) and (ii), if such acquisition or license, respectively, would reasonably be expected to prevent the consummation of the Merger by the Outside Date.

(g)          If, prior to the Effective Time, a merger control inquiry is initiated or commenced by a Governmental Authority in any jurisdiction not referenced in this Section 6.4, approval in that jurisdiction will be deemed a condition to the completion of the Merger under Section 7.1(a).

6.5.       Notification of Certain Matters; Litigation.  Each party hereto will deliver prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made in this Agreement by such party to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (b) any condition set forth in Section 7.1, Section 7.2 and Section 7.3 that is unsatisfied at any time between the date of this Agreement and the Effective Time, (c) any material failure of such party or any of its Representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of such party, the conditions to the obligations of the other parties under this Agreement or the remedies available to a party receiving such notification.  Without limiting the foregoing, the Company will promptly after it has notice of any of the following notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby and (iii) any actions, suits, claims, investigations or proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, including by any holders of the Shares of the Company, before any court or Governmental Authority, relating to or involving or otherwise affecting the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed in accordance with this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions.  The Company will consult with Parent with respect to the defense or settlement of any such actions, suits, claims, investigations or proceedings, will consider Parent’s views with respect to such actions, suits, claims, investigations or proceedings, and will not settle or materially stipulate with respect to any such actions, suits, claims, investigations or proceedings without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed).

6.6.        Indemnification.

(a)          Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Company and the directors or officers of each Company

Subsidiary (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents or indemnification agreements, in effect as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of six (6) years after the Effective Time.  During such period, Parent will not, nor will it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Time were directors or officers of the Company or directors or officers of any Company Subsidiary with respect to actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by Law; provided, however, that if any claim is asserted or made either prior to the Effective Time or within such six (6) year period, all rights to indemnification with respect to any such claim or claims will continue until disposition of all such claims.

(b)         For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Company or any Company Subsidiary and any indemnification or other similar agreements of the Company or any Company Subsidiary set forth on Section 6.6(b) of the Company  Disclosure Schedule, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Company and each Company Subsidiary to perform their obligations thereunder. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, (i) Parent shall cause the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) to, and the Surviving Corporation agrees that it will, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party in his or her capacity as an officer or director of the Company or a Company Subsidiary against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Party as an officer or director of the Company or a Company Subsidiary in connection with any pending or threatened proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Party is or was a director or officer of the Company or a Company Subsidiary at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby and (ii) the Indemnifying Parties shall, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Parties in connection with matters for which such Indemnified Parties are eligible to be indemnified pursuant to this Section 6.6(b) within fifteen (15) days after receipt by the Surviving Corporation of a written request for such advance, subject to the execution by such Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 6.6(b).

(c)          Subject to the next sentence, the Company may (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), so long as the annual premium therefor would not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (such three hundred percent (300%), the “Maximum Premium”), or (ii) on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy, purchase (through a nationally recognized insurance broker) a six (6) year “tail policy” for the existing policy effective as of the Effective Time, for a premium not in excess of the Maximum Premium, with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term.  If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six (6) year period or exceeds the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

(d)          In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of such Surviving Corporation assume the obligations set forth in this Section 6.6, unless such result occurs by operation of Law.

(e)          The provisions of this Section 6.6 will survive the consummation of the Merger and (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, successors, assigns and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.  Unless required by applicable Law, this Section 6.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party.

6.7.        401(k); Benefit Plans.  Except with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will not (i) make any contribution to the Company’s 401(k) plan other than as required in accordance with such plan as in effect on the date of this Agreement or (ii) make any required contribution to the Company’s 401(k) plan in Shares.  If requested by Parent in writing, the Company will terminate the Company’s 401(k) Plan prior to the Effective Time (but subject to the consummation of the Merger).  In the event that Parent requests that the Company’s 401(k) Plan (the “Company 401(k) Plan”) be terminated, the Company will provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which will be subject to review and approval by Parent). If the Company 401(k) Plan is terminated, as provided herein, Parent shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan as of the Effective Time that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which each Continuing Employee who is actively employed at the Closing shall be eligible to participate as of the Closing, and as soon as practicable following the Closing, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by the Parent 401(k) Plan, permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including promissory notes evidencing outstanding participant loans), in the form of cash (and in-kind in the case of participant loan notes), in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan.  The Company and Parent shall cooperate to take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the notes evidencing such loans from the Company 401(k) Plan to the Parent 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans, provided, that, as a condition to the foregoing, such Continuing Employees shall cooperate with the Company and Parent to take appropriate action to make rollover contributions to the Parent 401(k) Plan as soon as reasonably practicable following the Effective Time.

6.8.        Employee Benefits.

(a)          Until the first anniversary of the Effective Time (or an earlier termination of the relevant employee’s employment), (i) each employee of the Company or any of its Subsidiaries who continues to be employed by the Surviving Corporation or any of its Subsidiaries following the Effective Time (a “Continuing Employee”) will be provided an annual base salary or wage rate and annual cash bonus opportunity that are, in each case, no less favorable than the annual base salary or wage rate and annual cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) Continuing Employees will be provided long-term cash and equity-based incentive compensation opportunities (excluding the Company ESPP) that are substantially comparable to the long-term cash and equity-based incentive compensation opportunities provided to similarly situated Parent employees based on levels of responsibility and seniority as determined by Parent and (iii) Continuing Employees will be provided employee benefits that are no less favorable in the aggregate than the employee benefits (excluding equity compensation, change in control, transaction or retention payments, defined benefit, nonqualified deferred compensation, severance benefits, post-retirement or retiree medical benefits (the “Excluded Benefits”)) that (A) are in effect immediately prior to the Effective Time or (B) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated Parent employees based on levels of responsibility and seniority (excluding the Excluded Benefits). Nothing herein is intended to result in a duplication of benefits.

(b)          Parent shall provide, or shall cause its Affiliates to provide, each Continuing Employee who experiences a termination of employment from Parent or any of their respective Affiliates during the twenty-four (24)-month period following the Effective Time with the severance payments and benefits under the applicable severance plans set forth on Section 6.8(b) of the Company Disclosure Letter.

(c)          To the maximum extent permitted in accordance with applicable benefit plans of Parent or its Affiliates (other than with respect to Excluded Benefits), each Continuing Employee who participates in any such plan will receive service credit for all periods of employment with the Company or any of its Subsidiaries, as applicable, prior to the Effective Time for purposes of vesting and eligibility under Parent’s or any of Affiliate’s vacation program and any health and welfare plan (other than any severance benefit plan), in each case, in accordance with the terms of such plans, to the same extent and for the same purposes thereunder as such service was recognized under an analogous Benefit Plan in effect on the date of this Agreement; provided, that the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of (x) any “retirement savings contribution” under any Parent employee plan providing 401(k) plan benefits (y) any retiree medical plan or defined benefit plan or (z) any benefit plan, program or policy of Parent or the Surviving Corporation that is a frozen plan or that provides benefits to a grandfathered employee population, either with respect to level of benefits or participation; provided, further, that the Corporation has made available to Parent such information as is reasonably requested by Parent to satisfy its obligations under this Section 6.8(c).  If, on or after the Effective Time, any Continuing Employee becomes covered by any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), Parent will use commercially reasonable efforts to (1) cause any restrictions or limitations with respect to pre-existing condition exclusions and actively-at-work requirements to be waived for such Continuing Employee and his or her eligible dependents (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and (2) permit such Continuing Employee to take into account any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the employee elects to be covered by the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable period in which such employee or covered dependent was covered by a corresponding Prior Plan.

(d)          The provisions contained in this Section 6.8 are included for the sole benefit of the parties hereto, and nothing in this Section 6.8, whether express or implied, will create any third-party beneficiary or other rights in any other person, including, without limitation, any current or former employee, director, officer, other service provider, any participant in any Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment or service, or any term or condition of employment with the Company, any Company Subsidiary, Parent, the Surviving Corporation or any of their respective Affiliates.  Nothing contained herein, whether express or implied, will be treated as the establishment of, amendment to, waiver or other modification of any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement, or will limit the right of the Company, any Company Subsidiary, Parent, the Surviving Corporation or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement in accordance with its terms.

6.9.      State Takeover Laws.  If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated hereby, the parties hereto will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10.     FIRPTA Certificate.  Prior to the Effective Time, the Company will execute and deliver to Parent and Merger Sub a certificate (in a form reasonably acceptable to Parent and Merger Sub) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

6.11.      Cooperation.  After the date hereof and prior to the Effective Time, the Company shall make available to Parent all reasonably relevant records and information and use reasonable best efforts to make available any relevant third party advisors, in each case as Parent may reasonably request, in connection with any Tax matters relating to the Merger, including with respect to its structure and Parent’s integration planning.  For the avoidance of doubt, this Section 6.11 shall not require the Company to take any actions that are effective prior to the Closing or would reasonably be expected to prevent or delay the consummation of the Merger.

6.12.     Further Assurances.  Other than with respect to antitrust matters which shall be governed by Section 6.4, on the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, in accordance with the terms of this Agreement.  The Company will use its reasonable best efforts to obtain any consent, approval or waiver, or give any notice, with respect to Company Material Contracts listed on Section 6.12 of the Company Disclosure Letter. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent will use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent will cause Merger Sub to fulfill all Merger Sub’s obligations in accordance with this Agreement.

SECTION 7- CONDITIONS PRECEDENT TO THE OBLIGATION

 OF PARTIES TO CONSUMMATE THE MERGER

7.1.        Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to effect the Merger will be subject to the satisfaction or written waiver at or prior to Effective Time of the following conditions:

(a)          Antitrust Clearance.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated and (ii) any approvals or clearances applicable to the Merger as set forth in Section 7.1(a) of the Company Disclosure Letter, and any agreement not to consummate the Merger with any Governmental Authority (so long as entered into with the prior written consent of the other party), will have expired, been terminated or obtained, as applicable. For the avoidance of doubt, the receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 7.1 and Section 7.2.

(b)       Company Requisite Vote.  This Agreement will have been duly adopted by stockholders of the Company constituting the Company Requisite Vote in accordance with applicable Law, the Certificate of Incorporation and the Bylaws at the Stockholders Meeting.

(c)         Statutes; Court Orders.  No statute, rule or regulation will have been enacted, issued, enforced or promulgated and remain in effect by any Governmental Authority which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect prohibiting or making illegal the consummation of the Merger.

7.2.        Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of the following conditions:

(a)         Legal Proceedings.  No suit, action or proceeding by a Governmental Authority is pending in connection with the transactions contemplated by this Agreement (1) seeking to prohibit or impose any material limitations on Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or any material portion of their or the Company’s or any Company Subsidiary’s businesses or assets, taken as a whole, or to compel Parent or Merger Sub or their respective Subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective Subsidiaries, (2) seeking to prohibit or make illegal the making or consummation of the Merger or the performance of any of the other transactions contemplated by the Agreement, (3) seeking to impose material limitations on the ability of Merger Sub or Parent effectively to exercise full rights of ownership of the Shares or (4) seeking to require divestiture by Parent or any of its Subsidiaries or affiliates of any Shares.

(b)          Representations, Warranties and Covenants.  Each of (i) the representations and warranties of the Company contained in this Agreement, other than those set forth in Section 3.1, Section 3.2(b)-(f), Section 3.3, Section 3.4(a)(i) and Section 3.25, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect”, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.1, Section 3.2(b)-(f), Section 3.3, Section 3.4(a)(i) and Section 3.25 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 3.2(a) are true and correct in all respects, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), subject only to de minimis deviations.

(c)          Performance of Obligations of the Company.  The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(d)        No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(e)         Closing Certificate.  The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(b), (c) and (d) have been satisfied.

7.3.        Additional Conditions to the Obligations of the Company.

(a)          Representations, Warranties and Covenants.  Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 4.1 and Section 4.2 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in SECTION 4 of this Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)        Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)         Closing Certificate. Parent and Merger Sub will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

7.4.          Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in SECTION 7 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated hereby, as required by and subject to Section 6.4.

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1.        Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company:

(i)          if on or after the date of this Agreement (A) a court of competent jurisdiction or other Governmental Authority has issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action has become final and non-appealable, or (B) there exists any statute, rule or regulation, in each case of the foregoing clauses (A) and (B), permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, the “Restraints”); provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(i) will not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of such Restraint or the failure to remove such Restraint;

(ii)        on or after December 15, 2022 (the “Outside Date”) if the Effective Time has not occurred prior to such date; provided, that, such date may be extended by mutual consent in a written instrument duly executed by each of the Company and the Parent; provided further, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(ii) will not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Effective Time to occur by such date; or

(iii)      if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) will not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure to obtain the Company Requisite Vote.

(c)           by Parent or the Merger Sub:

(i)           if there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that a condition set forth in Section 7.2(b) or Section 7.2(c) would not be then satisfied measured as of the time Parent asserts a right of termination under this Section 8.1(c) (and any such breach has not been cured within twenty (20) days following notice by Parent thereof or such breach is not reasonably capable of being cured); provided, that Parent and Merger Sub shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3; or

(ii)          if at any time prior to the Stockholders Meeting, (A) the Company Board of Directors has effected a Company Adverse Recommendation Change or (B) the Company has materially breached its obligations under Section 5.2 and has not cured such breach within five (5) business days of receipt of a notice of such breach from Parent.

(d)          By the Company:

(i)          if, prior to the Effective Time, there has been a breach by Parent or Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Merger Sub set forth in this Agreement such that a condition set forth in Section 7.3(a)

or 7.3(b) would be then satisfied, measured as of the time the Company asserts a right of termination under this Section 8.1(d) (and such breach or inaccuracy has not been cured within twenty (20) days following notice by the Company thereof or such breach or inaccuracy is not reasonably capable of being cured); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.2; or

(ii)          at any time prior to the receipt of the Company Requisite Vote, in order to accept a Superior Proposal; provided, however, that the Company (i) has not materially breached any of its obligations under Section 5.2 and (ii) has paid the Termination Fee.

8.2.        Effect of Termination.

(a)          Any termination of this Agreement in accordance with Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee or Reverse Termination Fee.  If this Agreement is terminated in accordance with Section 8.1, this Agreement will become null and void and be of no further force or effect and there will be no liability on the part of Parent, Merger Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.2, SECTION 8 and SECTION 9, each of which will remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from liability for fraud or intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)          If Parent terminates this Agreement in accordance with Section 8.1(c)(ii)(A), the Company will promptly pay Parent a termination fee (the “Termination Fee”) of $235,000,000 in cash, but in no event later than two (2) business days after the date of receipt of Parent’s termination notice. If the Company terminates this Agreement in accordance with Section 8.1(d)(ii), it will, in connection with and as a condition to such termination, pay Parent the Termination Fee.  If (i) Parent or the Company, as applicable, terminates this Agreement in accordance with Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(c)(i), (ii) prior to such time, a Company Acquisition Proposal has been made or publicly announced and not subsequently publicly withdrawn, and (iii) within twelve (12) months after the date on which this Agreement shall have been terminated the Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated, then the Company will pay Parent the Termination Fee upon signing a definitive agreement for a transaction relating to a Company Acquisition Proposal (or, if earlier, the consummation of a transaction contemplated by a Company Acquisition Proposal).  All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company.  If the Company fails to promptly make any payment required in accordance with this Section 8.2(b), the Company will indemnify Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(b).

(c)          In the event that:

(i)           this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) and the applicable Restraint is in respect of, pursuant to or arises under the HSR Act or any Antitrust Law; or

(ii)        (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(ii), (B) the condition set forth in Section 7.1(b) has been satisfied and (C) any of the conditions set forth in Section 7.1(a), Section 7.1(c) or Section 7.2(a) has not been satisfied (with respect to Section 7.1(c) or Section 7.2(a), solely to the extent that such statute, rule, regulation, order, injunction, suit, action or proceeding is in respect of, pursuant to or arises under the HSR Act or any Antitrust Law);

then Parent will promptly pay or cause to be paid to the Company a reverse termination fee (the “Reverse Termination Fee”) of $350,000,000 in cash, but in no event later than two (2) business days after such termination in the event of a termination by the Company and concurrently with and as a condition to termination in the event of a termination by Parent. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 8.2(c) more than once. If paid, the Company’s receipt of the Reverse Termination Fee is the sole and exclusive remedy of the Company in respect of this Agreement.  If Parent fails to promptly make any payment required in accordance with this Section 8.2(c), Parent will indemnify the Company for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(c).

8.3.       Fees and Expenses.  Except as set forth in Section 6.4, Section 6.6 and Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4.         Amendment.  Subject to Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented, by written agreement of the parties hereto.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5.        Waiver.  At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party hereto or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a party hereto only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9- MISCELLANEOUS

9.1.         No Survival.  None of the representations and warranties contained herein will survive the Effective Time.

9.2.       Notices.  Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, by email transmission prior to 6:00 p.m. New York time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. New York time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)          if to Parent or Merger Sub or, after the Effective Time, to the Surviving Corporation, to it at:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attn:                    Douglas M. Lankler
Bryan A. Supran

Email:                  [***********]
[***********]

with a copy (which does not constitute notice under this Agreement) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attn:                    Emily Oldshue

Email:                  [***********]

Telephone:           [***********]

(b)          if to the Company, to it at:
Arena Pharmaceuticals, Inc.
6154 Nancy Ridge Drive
San Diego, CA 92121
Attn:                    Joan Schmidt
Email:                  [***********]

with a copy (which does not constitute notice under this Agreement) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121

Attn:                    Jamie Leigh
Kevin Cooper
Steve Przesmicki
Email:                  [***********]
[***********]
[***********]
Telephone:           [***********]
[***********]
[***********]

Any party hereto may by notice delivered in accordance with this Section 9.2 to the other parties hereto designate updated information for notices hereunder.  Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section.  Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

9.3.       Entire Agreement.  This Agreement (including the Company Disclosure Letter, Annexes and Exhibits hereto and the documents and instruments referenced herein) contains the entire agreement among the parties hereto with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties hereto with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill” provisions which will expire concurrently with the execution and delivery of this Agreement).

9.4.        Governing Law.  This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other the Laws that might otherwise govern under applicable principles of conflicts of law.

9.5.        Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a)          This Agreement will not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Merger Sub may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly owned Subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Merger Sub (or the assignor) will remain liable for the performance by Parent and Merger Sub (and such assignor, if applicable) of their obligations hereunder.  Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b)         Other than Section 6.6, which will confer third-party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

9.6.       Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

9.7.        Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8.       Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and Merger Sub hereby irrevocably submits with respect to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9.       Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.8 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2.  However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

9.10.      Rules of Construction.  Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a business day, the time period for performance thereof will automatically be extended to the next day that is a business day. The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its affiliates or Representatives either (i) in the Data Room or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter or which become available after the date of this Agreement.

9.11.       Specific Performance.

(a)          The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole.  It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)          Notwithstanding the parties’ rights to specific performance pursuant to Section 9.11(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

9.12.      No Waiver; Remedies Cumulative.  No failure or delay by any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.13.      Waiver of Jury Trial.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.13.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Amit D. Munshi
Name: Amit D. Munshi
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PFIZER INC.

By:	/s/ Albert Bourla
Name: Albert Bourla
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANTIOCH MERGER SUB, INC.

By:	/s/ Deborah Baron
Name: Deborah Baron
Title: President and Treasurer

[Signature Page to Agreement and Plan of Merger]

Annex I
DEFINITIONS

“2021 Incentive Plan” means Arena Pharmaceuticals, Inc.’s 2021 Long-Term Incentive Plan.

“Affiliate” means, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including any other federal, state, foreign or multinational law, code, rule, regulation or decree designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.

“business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York or San Diego, California are permitted or required by Law to remain closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) and any similar or successor Law or executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, Internal Revenue Service Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020), and any subsequent law intended to address the consequences of the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act, and any implementing regulations thereof.

“Company Acquisition Proposal” means an inquiry, proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions) any (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving the Company or any Company Subsidiary, pursuant to which any Person or group of related Persons would beneficially own or control, directly or indirectly, twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company or any Company Subsidiary or any resulting parent company of the Company or any Company Subsidiary, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any Company Subsidiary) or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and each Company Subsidiary, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of

Annex-I-1

related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company or (v) combination of the foregoing.

“Company Adverse Recommendation Change” means, with respect to any action by the Company Board of Directors, (a) withdrawing, amending, changing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (b) failing to make the Company Board Recommendation in the Proxy Statement, (c) approving or recommending or declaring advisable, or otherwise proposing publicly to approve or recommend or declare advisable, any Company Acquisition Proposal, (d) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within ten (10) business days of the request of Parent and failing to publicly reaffirm the Company Board Recommendation within such ten (10) business day period upon such request;  provided, that Parent may only make such request once with respect to any Company Acquisition Proposal, or (e) failing to recommend against a tender or exchange offer related to a Company Acquisition Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to the Company Board of Directors at the time the Company Board of Directors initially resolved to make the Company Board Recommendation, which event, fact, circumstance, development, occurrence of change becomes known to the Company Board of Directors prior to the date on which the Company Requisite Vote is obtained; provided, however, that no Company Acquisition Proposal will constitute a Company Intervening Event.

“Company Material Adverse Effect” means any effect, change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and each Company Subsidiary, taken as a whole; provided, however, that any effect, change, development or occurrence resulting from the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions, (ii) changes in the economic, business and financial environment generally affecting the biotechnology industry, (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar internal or analysts’ projections (it being understood that any effect, change, development or occurrence giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (iv) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters, health emergencies, including pandemics (including COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases

Annex-I-2

or quarantine restrictions) or epidemics, or other similar force majeure events, including any worsening of such conditions existing as of the date of this Agreement, (v) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP, (vi) any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates, (vii) the public announcement or pendency of the Merger or the other transactions contemplated hereby (it being understood and agreed that this clause (vii) will not apply to the representation or warranty contained in Section 3.4), (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Merger Sub as the acquiror of the Company, (ix) any results, outcomes, data, adverse events, side effects or safety observations arising from the efficacy or safety data reported in (1) the Elevate UC 12: Phase 3, Randomized, Double-Blind, Placebo-Controlled, 12-Week Study to Assess the Efficacy and Safety of Etrasimod (Etrasimod versus Placebo as Induction Therapy) in Subjects With Moderately to Severely Active Ulcerative Colitis (NCT03996369) or (2) the Elevate UC 52: Phase 3, Randomized, Double-Blind, Placebo-Controlled, 52-Week Study to Assess the Efficacy and Safety of Etrasimod in (Etrasimod versus Placebo for the Treatment of) Subjects With Moderately to Severely Active Ulcerative Colitis (NCT03945188),(x) the changes set forth in the Company Disclosure Letter under the heading Annex I, "Company Material Adverse Effect" or (xi) any statement in the Company SEC Documents to the effect that the Company may cease to qualify as a “going concern”; provided, further, that if the effects, changes, developments, events or occurrences set forth in clauses (i), (ii), (iv) and (v) above, have a disproportionate impact on the Company and each Company Subsidiary, taken as a whole, relative to the other participants in the biotechnology industry, such effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations in accordance with this Agreement or to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

“Company Product” means each product researched, developed, designed, manufactured, or marketed, or that has been sold or offered for sale, marketed, distributed, developed, designed, or manufactured by or on behalf of the Company or a Company Subsidiary.

“Company Subsidiary” means any Subsidiary of the Company.

“Computer Systems” means all Software, hardware, databases, websites, computer equipment, networks, interfaces, platforms, systems and other information technology that are owned, operated, used in or necessary for the conduct of the business of the Company or any Company Subsidiary, including such information technology of any vendor carrying out activities on behalf of the Company or any Company Subsidiary.

“Confidentiality Agreement” means the confidentiality agreement entered into as of September 10, 2020 between Arena Pharmaceuticals, Inc. and Pfizer Inc., as amended by the First Amendment to Confidentiality Agreement made as of October 31, 2021, as it may be further amended from time to time.

“Contract” means any contract, agreement, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, binding undertaking, commitment or other agreement, in each case, whether written or oral.

Annex-I-3

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise.  A general partner or managing member of a Person will always be considered to Control such Person.  The terms “Controlling” and “Controlled” and similar words have correlative meanings.

“Copyrights” means works of authorship (whether or not copyrightable, including all software, whether in source code or object code format) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means the novel coronavirus (SARS-CoV-2) or related variant thereof.

“Customs & International Trade Authorizations” means all licenses, registrations, and approvals required in accordance with the Customs & International Trade Laws for the lawful export, re-export, transfer or import of goods, software, technology, technical data, and services and international financial transactions.

“Customs & International Trade Laws” means the applicable export control, sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company or any Company Subsidiary is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with respect to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with respect to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”); Executive Orders with respect to embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott Laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury.

“Data Room” means the virtual data rooms hosted by Datasite and maintained by the Company as at 2:00 p.m. Eastern Time on December 12, 2021.

“Environmental Laws” means all applicable Laws relating to pollution or the protection or preservation of human health or safety or the environment (including occupational), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, registration, labeling, or other handling of Hazardous Materials or products containing Hazardous Materials.

Annex-I-4

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or controlled by a government (e.g., a healthcare professional employed by a government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; and (vi) any person otherwise categorized as a government official under Law.

“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern, petroleum, oil, PFAS or PFOS, or words of similar meaning or effect under any Environmental Law or (b) can form the basis of any liability under any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s or any Company Subsidiary’s business, as applicable, as of the date of this Agreement, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§669, 1035, 1347 and 1518; 42 U.S.C. §1320d et seq.) and the regulations promulgated thereunder; (c) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder; (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (g) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.; and all regulations, agency guidance or similar legal requirement promulgated thereunder, and (h) any and all other health care Laws and regulations from any domestic or international jurisdiction applicable to the Company or any Company Subsidiary or affecting their respective businesses.

Annex-I-5

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means without duplication and including all prepayment penalties, breakage costs and all other related, similar fees, (a) any indebtedness or other obligation for borrowed money (including the issuance of any debt security), whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon (other than letters of credit used as security for leases), (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (g) guarantees with respect to clauses (a) through (f) above, including guarantees of another Person’s Indebtedness or any obligation of another Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all Patents, Trademarks, Copyrights, Trade Secrets, and Software, (b) internet domain names and social media designations, (c) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (d) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, (e) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, and (f) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.

“Intellectual Property Agreement” means any license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract concerning Company Intellectual Property or concerning software used by the Company or any Company Subsidiary that is material to the business of the Company or a Company Subsidiary as presently conducted or as contemplated to be conducted, other than non-customized software subject to customary “shrink-wrap”- or “click-through”-type Contracts.

“IT Systems” means Computer Systems, hardware, servers, databases, Software, networks, telecommunications systems and related infrastructure.

“Knowledge of the Company” means with respect to any matter in question the actual knowledge, after reasonable inquiry, of the individuals set forth on Annex II of the Company Disclosure Letter.

Annex-I-6

“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, directive (including those of any self-regulatory organization), arbitration award, license, permit or any other enforceable requirement of any Governmental Authority.

“Lien” means any liens, restrictive covenants, charges, security interests, claims, mortgages, pledges, encumbrances, right of first refusal, preemptive right or similar restriction of any nature.

“Nasdaq” means The NASDAQ Stock Market LLC.

“Non-U.S. Benefit Plan” means a Benefit Plan that is maintained primarily for the benefit of current or former employees or other individual service providers outside of the United States.

“Order” means any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent Organizational Documents” means the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

“Parent Common Stock” means the common stock of Parent, par value $.05 per share.

“Parent Share Price” means the average of the volume-weighted average sales price per share of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the consecutive period of fifteen (15) trading days ending on (and including) the trading day that is four trading days prior to the Closing Date, taken to four decimal places.

“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.

“Permitted Lien” means (a) Liens for Taxes (i) that are not yet due and payable or (ii) the amount and/or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, materialmen’s or other similar liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice and which are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice, (d) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company or any Company Subsidiary to which they relate in the conduct of the business of the Company and each

Annex-I-7

Company Subsidiary, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted) and (e) with respect to real property, zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding Liens imposed by Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any Company Subsidiary’s current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property).

“Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means any information or data that constitutes “personal information,” “personal data,” “protected health information” or any other similar term as defined under and governed by applicable Law.

“Prior Stock Plans” means (i) the Company’s Amended and Restated 2020 Long-Term Incentive Plan, (ii) the Company’s 2009 Long-Term Incentive Plan, (iii) the Company’s 2012 Long-Term Incentive Plan, (iv) the Company’s 2013 Long-Term Incentive Plan and (v) the Company’s 2017 Long-Term Incentive Plan.

“Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, debarment, seizure or other proceeding, litigation, suit, action, charge, complaint, subpoena, prosecution, claim, audit, assessment, inquiry or investigation.

“Process” or “Processing” means any operation or set of operations that is performed upon data or information in the possession, custody or control of the Company, the Company Subsidiaries, or any of their respective vendors that Process Personal Information on their behalf and in their service to the Company or the Company Subsidiaries, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

“Regulatory Authority” means the FDA and any other Governmental Authority that regulates the research, investigation, development, production, manufacturing, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of a product or product candidate.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.

Annex-I-8

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S.  Department of State, the UN Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or such similar Governmental Authority of any European Union Member State, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person fifty percent (50%) or more owned or otherwise controlled by any such Person or Persons described in clauses (a) and (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Security Breach” means any breach of security leading to the unauthorized or unlawful acquisition of, access to, Processing of, loss of, or misuse of Personal Information that has compromised the confidentiality, security, or integrity of Personal Information.

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) technical databases and compilations, including all technical data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and technical data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%20with%20the%20surge%20in%20merger%20filings/sample_pre-consummation_warning_letter.pdf.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

Annex-I-9

“Tax” or “Taxes” means all taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance,   environmental (including taxes under former Section 59A of the Code), windfall profit tax, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, including any interest, penalty, or addition thereto.

“Tax Returns” means any return, report, information statement, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes.

“Trade Secrets” means trade secrets and any other confidential information, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

Annex-I-10

Annex II
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARENA PHARMACEUTICALS, INC.

1.	The name of this corporation is: Arena Pharmaceuticals, Inc. (hereinafter, this “Corporation”).

2.
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

4.
The total number of shares of stock which this Corporation will have authority to issue is One Thousand (1,000) shares of Common Stock, $0.001 par value per share, amounting in the aggregate to One Dollar ($1.00).  Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

5.
The business and affairs of this Corporation will be managed by or under the direction of the board of directors.  Elections of directors need not be by written ballot unless the bylaws of this Corporation will provide.

6.
Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

7.
In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of this Corporation; provided, however, that any bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of this Corporation.

8.
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of this Corporation.

9.
The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary.

10.
The Corporation shall to the fullest extent permitted by the DGCL advance all costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with

Annex-II-1

respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and crossclaims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided, that in such case the Corporation shall have the right to approve the party making such undertaking.

11.
The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified or entitled to advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

12.
A  director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

13.
This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

Annex-II-2